Exhibit 2.1

*

The schedules and exhibits hereto and certain other information are omitted pursuant to Item 601(b)(2) of Regulation S-K. Crestwood Equity Partners LP agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule, exhibit or information.

PURCHASE AND SALE AGREEMENT

among

CON EDISON GAS PIPELINE AND STORAGE NORTHEAST, LLC,

CRESTWOOD PIPELINE AND STORAGE NORTHEAST LLC,

as the Sellers,

STAGECOACH GAS SERVICES LLC,

as the Company,

KINDER MORGAN OPERATING LLC “A”

as Buyer,

CON EDISON TRANSMISSION, INC.

(solely for the limited purposes set forth herein),

and,

CRESTWOOD MIDSTREAM PARTNERS LP

(solely for the limited purposes set forth herein)

Dated as of May 31, 2021

i

SCHEDULES*
Buyer Disclosure Schedule
Seller Disclosure Schedule

EXHIBITS*
Exhibit A	Accounting Principles
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Form of FIRPTA Certificate
Exhibit D	Transition Services Agreement

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is entered into as of May 31, 2021, by and among Con Edison Gas Pipeline and Storage Northeast, LLC, a New York limited liability company (“Con Ed”), Crestwood Pipeline and Storage Northeast LLC, a Delaware limited liability company (“Crestwood,” and Con Ed and Crestwood are referred to herein as the “Sellers”, and each individually as a “Seller”), Stagecoach Gas Services LLC, a Delaware limited liability company (the “Company”), Kinder Morgan Operating LLC “A”, a Delaware limited liability company (“Buyer”), solely for purposes of Section 10.18(a), Con Edison Transmission, Inc., a New York corporation (“Con Ed Parent”), and, solely for purposes of Section 10.18(b), Crestwood Midstream Partners LP, a Delaware limited partnership (“Crestwood Parent”). Each of the Sellers, the Company and Buyer is, individually, a “Party,” and, collectively, the “Parties.”

W I T N E S E T H:

WHEREAS, each Seller owns fifty percent (50%) of the membership interests in the Company, and together own one hundred percent (100%) of the membership interests in the Company (the “Second Closing Interests”);

WHEREAS, the Company directly or indirectly owns (i) one hundred percent (100%) of the equity interests in each of Stagecoach Pipeline & Storage Company LLC (“Stagecoach Pipeline”), Arlington Storage Company, LLC, Stagecoach Operating Services LLC, Crestwood Gas Marketing LLC and Crestwood Storage Inc. (“Crestwood Storage”) (collectively, the “First Closing Acquired Entities” and such equity interests, collectively, the “First Closing Interests”, and the First Closing Interests, together with the Second Closing Interests, the “Acquired Interests”) and (ii) one hundred percent (100%) of the membership interests in Twin Tier Pipeline LLC;

WHEREAS, on the terms and subject to the conditions set forth herein, (i) at the First Closing (as defined below), the Company desires to sell, convey, transfer and assign to Buyer, and Buyer desires to purchase from the Company, all of Company’s right, title and interest in and to the First Closing Interests and (ii) at the Second Closing (as defined below), each Seller desires to sell, convey, transfer and assign to Buyer, and Buyer desires to purchase from each Seller, all of such Seller’s respective right, title and interest in and to the Second Closing Interests;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means GAAP, as modified by the adjustments, principles and methodologies used by the Company in the preparation of the Financial Statements and as set forth on Exhibit A. For illustrative purposes only, Exhibit A includes two calculations of the First Closing Working Capital and the First Closing Cash Amount, assuming, for purposes of one calculation, that the First Closing Date is the date of this Agreement and assuming, for purposes of the second calculation, that the First Closing Date is the Balance Sheet Date. For further clarification, if alternative methodologies, principles and adjustments exist for calculating Cash or current asset or current liability balances under GAAP, then the methodologies, principles and adjustments specified on Exhibit A shall apply and control.

“Acquired Entities” means (i) for purposes of the First Closing, the First Closing Acquired Entities and (ii) for purposes of the Second Closing, the Second Closing Acquired Entities.

“Acquired Entity Employee” means each current employee (including individuals who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) of any Acquired Entity.

“Acquired Entity Plans” has the meaning set forth in Section 3.14(a).

“Acquired Interests” has the meaning set forth in the recitals to this Agreement.

“Action” means any action, suit or proceeding by or before any court or other Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, (i) in no event shall Consolidated Edison, Inc. or any of its Subsidiaries (including Con Ed) be considered an Affiliate of Crestwood, nor shall Crestwood Equity Partners LP or its Subsidiaries (including Crestwood) be considered an Affiliate of Con Ed, (ii) from and after the First Closing, each First Closing Acquired Entity shall be deemed to not be Affiliates of any Seller (or their respective Affiliates) or, until the consummation of the Second Closing, the Second Closing Acquired Entities and vice versa, (iii) from and after the Second Closing, the Second Closing Acquired Entities shall be deemed to not be an Affiliate of any Seller (or their respective Affiliates) and vice versa, (iv) in no event shall Consolidated Edison, Inc. or its Subsidiaries (other than Con Ed Parent and its Subsidiaries) be considered an Affiliate of Con Ed and vice versa, and (v) in no event shall Consolidated Edison, Inc. or any of its Subsidiaries (other than Con Ed Parent’s Subsidiaries) be considered an Affiliate of Con Ed Parent and vice versa.

“Affiliate Contract” means any Contract between (a) any Seller or any of its Affiliates (other than an Acquired Entity) or any Con Ed Related Party, on the one hand, and (b) any Acquired Entity, on the other hand.

“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time, in accordance with its terms.

“Applicable Closing” means (i) for the First Closing Interests, the First Closing and (ii) for the Second Closing Interests, the Second Closing.

“Applicable Closing Date” means (i) for the First Closing, and with respect to the First Closing Acquired Entities, the First Closing Date and (ii) for the Second Closing, and with respect to the Second Closing Acquired Entities, the Second Closing Date.

“Applicable Ownership Percentage” means (i) with respect to Con Ed, fifty percent (50%), and (ii) with respect to Crestwood, fifty percent (50%).

“Assignment and Assumption Agreement” means, collectively, the Assignment and Assumption Agreement to be executed by the Company and Buyer at the First Closing, substantially in the form attached hereto as Exhibit B.

“Balance Sheet Date” has the meaning set forth in Section 3.5.

“Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other employee benefit plan or arrangement (including any stock purchase, stock option, stock bonus, stock ownership, phantom stock or other stock or equity plan, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation, fringe benefits or other benefits), in each case, sponsored or maintained by any Acquired Entity or any Seller or any of its Subsidiaries for the benefit of any Acquired Entity Employees, excluding any such plan required by applicable Law or sponsored, in whole or in part, by any Governmental Authority.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York, U.S.A are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to the Sellers on the date hereof and attached hereto.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1(a), Section 5.2, Section 5.3(a) and Section 5.8.

“Buyer Plans” has the meaning set forth in Section 6.9(c).

“Capex Budget” has the meaning set forth in Section 6.1(b)(v).

“Cash” means (i) all cash and cash equivalents, plus (ii) any checks received and not yet deposited, and any inbound wire transfers or deposits in transit or received and not yet deposited, minus (iii) any checks issued but not yet drawn, and any outbound wire transfers or deposits in transit.

“Cash-Out Repayment” has the meaning set forth in Section 6.15(a).

“Closing Purchase Price” means (i) with respect to the First Closing, the First Closing Purchase Price and (ii) with respect to the Second Closing, the Second Closing Purchase Price.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), Section 3.1(c), Section 3.2(a), Section 3.3 and Section 3.17.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 3, 2016.

“Con Ed” has the meaning set forth in the preamble to this Agreement.

“Con Ed Guaranteed Obligations” has the meaning set forth in Section 10.18(a).

“Con Ed Parent” has the meaning set forth in the preamble to this Agreement.

“Con Ed Parent Guaranty” has the meaning set forth in Section 10.18(a).

“Con Ed Related Parties” means Consolidated Edison, Inc. and its Affiliates.

“Con Ed Seller Marks” has the meaning set forth in Section 6.11.

“Confidential Information” has the meaning set forth in Section 6.2(c).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 31, 2020, between Buyer and Con Edison Transmission, Inc.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Continuing Employees” means the Acquired Entity Employees who continue in the employ of Buyer or any of its Affiliates immediately following the First Closing.

“Contract” means any written agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof, or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention or the World Health Organization) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“COVID-19 Tax Acts” means the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security Act of 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the American Rescue Plan Act of 2021 and any Law, executive order or other official or governmental guidance relating to the deferral of any Tax Liabilities (including withholding and payroll Taxes), indebtedness or other amounts or Liabilities related to, or in response to the economic or other effects of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, executive order or other official or governmental guidance.

“Crestwood” has the meaning set forth in the preamble to this Agreement.

“Crestwood Guaranteed Obligations” has the meaning set forth in Section 10.18(b).

“Crestwood Letters of Credit” means letters of credit, performance bonds or other surety arrangements that Crestwood or its Affiliates (other than Acquired Entities) have in place with respect to the Acquired Entities and their business, all of which are set forth on Section 6.14(a) of the Seller Disclosure Schedule.

“Crestwood Parent” has the meaning set forth in the preamble to this Agreement.

“Crestwood Parent Guaranty” has the meaning set forth in Section 10.18(b).

“Crestwood Seller Benefit Plans” has the meaning set forth in Section 6.9(a).

“Crestwood Storage” has the meaning set forth in the recitals to this Agreement.

“CW Seller Marks” has the meaning set forth in Section 6.11.

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

“Easement Property” means any real property subject to an Easement under which any Acquired Entity is the grantee.

“Easement” means any easement, right-of-way, servitude or other similar land use agreement granting the right to use and/or access real property.

“Environmental Law” means any and all federal, state and local Laws, existing on the date hereof, related to pollution, protection of the environment (including natural resources), the remediation of contamination, or occupational health and workplace safety (to the extent relating to occupational exposures to Hazardous Materials), including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments act of 1984, the Toxic Substances Control Act of 1976, and comparable state and local counterparts.

“FERC” means United States Federal Energy Regulatory Commission.

“Final Settlement Date” means (a) with respect to the First Closing, the date, when (i) the First Closing Adjustment Certificate is deemed to be the First Closing Final Adjustment Certificate pursuant to Section 2.4(c), or (ii) all matters specified in the Notice of Disagreement with respect to the First Closing are resolved pursuant to Section 2.4(d) and (b) with respect to the Second Closing, the date, when (i) the Second Closing Adjustment Certificate is deemed to be the Second Closing Final Adjustment Certificate pursuant to Section 2.5(c), or (ii) all matters specified in the Notice of Disagreement with respect to the Second Closing are resolved pursuant to Section 2.5(d).

“Final Allocation” has the meaning set forth in Section 2.6(b).

“Financial Statements” has the meaning set forth in Section 3.5.

“FIRPTA Certificate” means a certificate of non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b)(2), substantially in the form attached hereto as Exhibit C.

“First Closing” has the meaning set forth in Section 2.3(a)(i).

“First Closing Acquired Entities” has the meaning set forth in the recitals to this Agreement.

“First Closing Adjustment Amount” means an amount (which may be positive or negative), calculated in accordance with the Accounting Principles, and without duplication, equal to (a) the First Closing Cash Amount, plus (b) the amount, if any, by which the First Closing Working Capital exceeds the First Closing Working Capital Target, minus (c) the amount, if any, by which the First Closing Working Capital Target exceeds the First Closing Working Capital, plus (d) the Seneca Lake Yawger Road Interconnect Project Capital Investment Amount, minus (e) First Closing Indebtedness.

“First Closing Adjustment Certificate” means a certificate signed by an officer of Buyer setting forth Buyer’s good faith calculation of the First Closing Adjustment Amount and any asserted First Closing Excess Amount or First Closing Shortfall Amount, as applicable, together with reasonable supporting calculations and documentation.

“First Closing Base Purchase Price” means $1,195,000,000.

“First Closing Cash Amount” means, without duplication, an amount equal to the Cash held by the First Closing Acquired Entities as of immediately prior to the First Closing.

“First Closing Date” has the meaning set forth in Section 2.3(a)(i).

“First Closing Estimated Adjustment Amount” means the estimated First Closing Adjustment Amount set forth on the First Closing Estimated Adjustment Certificate.

“First Closing Estimated Adjustment Certificate” means a certificate signed by an officer of each Seller setting forth the Sellers’ good faith estimate of the First Closing Adjustment Amount, together with reasonable supporting calculations and documentation.

“First Closing Excess Amount” has the meaning set forth in Section 2.4(e)(i).

“First Closing Final Adjustment Certificate” means the First Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.4(b), as subsequently adjusted, if applicable, pursuant to Section 2.4(c) and Section 2.4(d), to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the First Closing Adjustment Certificate as finally determined by the Independent Accounting Firm.

“First Closing Indebtedness” means an amount equal to the sum of all Indebtedness of the First Closing Acquired Entities as of the time immediately prior to the First Closing (excluding any Indebtedness that is repaid at the First Closing or included in current liabilities in the calculation of First Closing Working Capital).

“First Closing Interests” has the meaning set forth in the recitals to this Agreement.

“First Closing Interim Period” means the period beginning on the date hereof and ending on the earlier to occur of (A) the First Closing Date and (B) the termination of this Agreement pursuant to Section 9.1.

“First Closing Preliminary Purchase Price” means the First Closing Base Purchase Price, plus the First Closing Estimated Adjustment Amount.

“First Closing Purchase Price” has the meaning set forth in Section 2.2(a).

“First Closing Shortfall Amount” has the meaning set forth in Section 2.4(e)(i).

“First Closing Working Capital Target” means $[*].

“First Closing Working Capital” means an amount, calculated as of immediately prior to the First Closing (without giving effect to the First Closing) in accordance with the Accounting Principles, and without duplication, equal to (a) an amount equal to the consolidated current assets of the First Closing Acquired Entities (excluding any amounts included in the calculation of the First Closing Cash Amount), minus (b) an amount equal to the consolidated current liabilities of the First Closing Acquired Entities.

“First Termination Date” has the meaning set forth in Section 9.1(b).

“Fraud” means (a) a false representation of a fact by a Party, (b) made with knowledge or belief of its falsity, (c) with the intent of inducing another Person to act, or refrain from acting, to such other Person’s detriment, and (d) upon which such other Person acted or did not act in justifiable reliance on the representation, with resulting Losses, and which shall expressly exclude any other claim of fraud that does not include the elements set forth in this definition, including constructive fraud, negligent misrepresentation or any similar theory.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation, and its operating agreement or limited liability company agreement, voting agreement, members agreement, or documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement, or governing or organizational documents of similar substance, and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government, or political subdivision thereof, court of competent jurisdiction, administrative agency or commission, or other governmental or regulatory authority or instrumentality.

“Governmental Order” means any binding order, ruling, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Hazardous Material” means (a) any petroleum or petroleum products, explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, or per- and polyfluoroalkyl substances (b) any chemicals or other materials, substances or wastes defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or words of similar import under any applicable Law, and (c) any other chemical, waste or other material or substance regulated or classified as hazardous, toxic, dangerous, a pollutant or a contaminant or words of similar meaning or effect, or for which liability or standards of conduct may be imposed, or exposure to which is prohibited, limited or regulated, in each case, by any Governmental Authority under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication) the aggregate amount of the following obligations: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other security or similar instruments; (c) any obligations in the nature of accrued fees, interest, premiums or penalties in respect of any of the foregoing; (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, in each case, to the extent drawn; (e) any capital lease obligations; (f) any liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments); and (g) any guaranty of any of the foregoing. Indebtedness shall also include any termination payments, pre-payment premiums or penalties, “breakage costs,” redemption fees, make-whole payments, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Applicable Closing Date; but shall exclude accounts payable to trade creditors, accrued expenses arising in the ordinary course of business and the endorsement of negotiable instruments for collection in the ordinary course of business, provided that such accounts, expenses and endorsements are treated as current liabilities and accounted for in the calculation of First Closing Working Capital.

“Indemnification Agreements” has the meaning set forth on Section 6.8(c).

“Independent Accounting Firm” means Deloitte & Touche LLP; provided that, in the event that the designated Independent Accounting Firm refuses to accept the appointment provided for hereunder, the Sellers and Buyer shall appoint a mutually acceptable replacement independent, nationally recognized accounting firm to serve in the capacity of the Independent Accounting Firm.

“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including all: (a) patents, patent applications, utility models, and applications for utility models, including all continuations, divisionals, continuations-in-part, foreign counterparts, provisionals and issuances of any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing; (b) Trademarks; (c) copyrights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing; and (d) trade secrets and proprietary rights in technology, know-how, software, databases, inventions, formulas, algorithms, procedures, methods, processes, developments and research.

“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or Indebtedness, including any amounts owing between (a) (i) either Seller or its Affiliates (other than the Acquired Entities) or any Con Ed Related Party, on the one hand, and (ii) any Acquired Entity, on the other hand, or (b) any First Closing Acquired Entities and any Second Closing Acquired Entities.

“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity interest in such Person.

“Knowledge” means, (a) with respect to any Seller, individually, the actual knowledge after reasonable inquiry of any individual set forth on Section 1.1(a) of the Seller Disclosure Schedule under such Seller’s name, (b) with respect to the Company, the actual knowledge after reasonable inquiry of any individual set forth on Section 1.1(a) of the Seller Disclosure Schedule under the heading of the Company, and (c) with respect to Buyer, the actual knowledge after reasonable inquiry of any individual set forth on Section 1.1(a) of the Buyer Disclosure Schedule.

“Laws” means all applicable laws, statutes, constitutions, rules, regulations, ordinances, rulings of any Governmental Authority and all applicable Governmental Orders.

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, option, Easement, encroachment, conditional sales agreement, deed of trust, deed to secure Indebtedness, any restriction on use or transferability, right of first refusal or offer, or other claim or encumbrance of any nature affecting title or use, whether voluntarily incurred or imposed or arising by operation of Law, and includes any agreement to grant, provide or incur any of the foregoing in the future.

“Losses” means all actual Liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, court or arbitration fees, and other costs and expenses of investigation or defense).

“Material Adverse Effect” means: (a) with respect to the Acquired Entities, any change, event, occurrence or development that has, or would reasonably be expected to have, a material adverse effect on the assets, business, financial condition or results of operations of the Acquired Entities, taken as a whole; provided, however, that none of the following shall constitute, or be deemed to contribute to, a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which the Acquired Entities operate, whether international, national, regional, state, provincial or local, (ii) changes in international, national, regional, state, provincial or local wholesale or retail markets for natural gas or other commodities or other related products and operations, including those due to actions or inactions by competitors or Governmental Authorities, (iii) changes in the operations or availability of upstream or downstream pipelines, gathering systems, distribution systems or end-use facilities, other than any such changes resulting from any breach by any Acquired Entity of a Material Contract, (iv) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (v) changes in international, national, regional, state provincial or local natural gas, natural gas liquids, oil, electric generation, transmission or distribution systems generally, (vi) changes in the markets (including local or regional sub-markets or zones) for, or costs of, oil or natural gas or other commodities or related products, or access to such markets, (vii) effects of weather, meteorological conditions or events or other natural disasters or the operating performance of the Acquired Entities associated with such weather or meteorological conditions, events or other natural disasters, (viii) changes in Law or regulatory policy, or the interpretation or enforcement thereof, (ix) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (x) any local, regional, national or global health conditions (including any epidemic, pandemic or disease outbreak (including COVID-19)), including any material worsening of such conditions or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health

Organization, any other Governmental Authority providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guidelines, recommendations or interpretation thereof, (xi) the announcement, negotiation, pendency, execution or delivery of this Agreement and other Transaction Documents or the consummation of the Transactions, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding plans, proposals or projections with respect to the Acquired Entities (including any impact on the relationship of the Acquired Entities, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners), (xii) seasonal reductions in the revenues or earnings of the Acquired Entities, or scheduled outages, (xiii) changes in industry standards, Law, GAAP, Tax or other accounting principles or regulatory policy, or the interpretation or enforcement thereof, (xiv) labor strikes, requests for representation, organizing campaigns, work stoppages, slowdowns or other labor disputes, (xv) actions or omissions expressly required to be taken or not taken by the Sellers or the Acquired Entities in accordance with this Agreement or the other Transaction Documents, or requested, or consented to, by Buyer or any of its Affiliates, (xvi) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Affiliates, (xvii) changes in, or effects on, the assets or properties of the Acquired Entities that are fully and finally cured by any Seller or any Acquired Entity and no longer exist (including by the payment of money prior to the Applicable Closing but excluding any cure that results in the incurrence of, or subjects any Acquired Entity or its assets or properties to, any Liability, Indebtedness, Lien, obligation or undertaking that is material to the Acquired Entities taken as a whole and is not fully and finally satisfied prior to the Applicable Closing), (xviii) failure by any Seller or any Acquired Entity to meet any projections or forecasts for any period occurring on or after the date hereof (it being understood and agreed that the exception in this clause (xviii) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure should be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded by another clause of this definition), (xix) any change in budgets, planning, priorities or policies of any Governmental Authority, or (xx) the potential, impending or actual bankruptcy or insolvency of any counterparty to a Material Contract and any consequence thereof, including the filing of any bankruptcy or insolvency proceedings relating thereto; (b) with respect to Buyer, any event, occurrence or circumstance that would reasonably be expected to prevent or materially delay the performance by Buyer or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement; and (c) with respect to each Seller, any event, occurrence or circumstance that would reasonably be expected to prevent or materially delay the performance by such Seller or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement; but in the case of clauses (a)(i) through (x), (a)(xii), (a)(xiii), and (a)(xix) only to the extent that such change, event, occurrence or development described in such clauses do not materially disproportionately impact the Acquired Entities, taken as a whole, relative to other similarly situated industry participants.

“Material Contracts” means the following Contracts to which any Acquired Entity is a party and which are in effect on the date hereof:

(a) Contracts for transportation, storage, construction, interconnection, compression, marketing, trading or other similar services with respect to hydrocarbons that have resulted in or would reasonably be expected to result in payments to or from any Acquired Entity of at least $1,000,000 in the fiscal year ended December 31, 2020 or in any future calendar year;

(b) Contracts under which services in the nature of pipeline or facility operating services are provided by third parties to any Acquired Entity;

(c) Contracts with respect to Indebtedness (other than Contracts solely between or among the First Closing Acquired Entities), including any acceptance credit, letters of credit or similar facilities regardless of whether drawn;

(d) swap, exchange, commodity option or hedging Contract;

(e) gas purchase and sales Contracts that have resulted in or would reasonably be expected to result in payments to or from any Acquired Entity of at least $1,000,000 in the fiscal year ended December 31, 2020 or in any future calendar year;

(f) Contracts by which any Acquired Entity is obligated to sell or lease (as lessor) any of its assets that have resulted in or would reasonably be expected to result in aggregate payments to or by the Acquired Entities in excess of $1,000,000 in the fiscal year ended December 31, 2020 or in any future calendar year;

(g) Real Property Leases calling for aggregate payments by the Acquired Entities of amounts greater than $1,000,000 in the fiscal year ended December 31, 2020 or in any future calendar year (other than leases solely between or among the Acquired Entities);

(h) leases of personal property calling for aggregate payments by the Acquired Entities of amounts greater than $1,000,000 in the fiscal year ended December 31, 2020 or in any future calendar year (other than leases solely between or among the Acquired Entities)

(i) Contracts that provide for the payment (including capital expenditures) by or on behalf of any Acquired Entity in excess of $1,000,000 per annum, during the remaining term thereof;

(j) partnership, strategic alliance or joint venture Contracts;

(k) Contracts (A) limiting the ability of any of the Acquired Entities to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) except as contemplated by any FERC tariff of any Acquired Entity, (x) providing any contract counterparty or other third party any right of first refusal, right of first offer, or most-favored-nation rights or (y) under which any Acquired Entity is required to procure goods or services from a third party on an exclusive basis;

(l) Contracts pursuant to which any Acquired Entity is a lessor or a lessee of any tangible personal property, or holds or operates any tangible personal property owned by another Person, except for any lease of personal property under which the aggregate annual rent or lease payments by or to the Acquired Entities do not exceed $1,000,000;

(m) Contracts involving resolution or settlement of any Action in an amount greater than $1,000,000 individually that have not been fully performed or otherwise impose continuing Liabilities or Liens on any Acquired Entity;

(n) Contracts relating to any acquisition or disposition by any Acquired Entity of any Person, business or properties that was consummated since January 1, 2019 or that provides a guaranty or indemnification to or from any person with respect to liabilities relating to the disposition of any such Person, business or properties;

(o) the Affiliate Contracts listed on Section 6.12 of the Seller Disclosure Schedule;

(p) any indemnity obligation that has not expired for which the liability of any Acquired Entity could exceed $1,000,000;

(q) the Governing Documents of each Acquired Entity; and

(r) any Indemnification Agreements.

“NGA” means Natural Gas Act of 1938.

“Non-Recourse Party” means, with respect to a Party, any of such Party’s direct or indirect equity holders, controlling Persons, directors, managers, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, general or limited partners, successors or assignees (or any equity holder, controlling Person, director, manager, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate (other than such Party), member, general or limited partner, successor or assignee of any of the foregoing).

“Notice of Disagreement” has the meaning set forth in Section 2.4(c).

“NYPSC” means the New York Public Service Commission.

“NYPSC Approval” has the meaning set forth in Section 6.4(a).

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Pass-Through Tax Return” means any income Tax Return filed by, or with respect to, the Company and its Subsidiaries to the extent that (a) the Company or any Subsidiary is treated as a partnership or other pass-through entity for purposes of such Tax Return and (b) the results of the operations reflected on such Tax Return are required to be reported on the income Tax Return of the Sellers or the direct or indirect owners (if any) of the Sellers (including, for the avoidance of doubt, IRS Form 1065 and Schedule K-1).

“Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents and approvals obtained from any Governmental Authority, but does not include any notices of self-certifications required to be filed with any Governmental Authority.

“Permitted Liens” means any: (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business with respect to a Liability that is not yet delinquent; (b) Liens for Taxes not yet due and payable, or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements; (d) pledges or deposits in the ordinary course of business under workers’ compensation legislation, unemployment insurance Laws or similar Laws; (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, in each case that are in the ordinary course of business, (f) Liens that would be disclosed on current title reports or existing surveys of the Owned Real Property, Leased Real Property or any property relating to any Easement and which (i) do not relate to or arise from the breach by an Acquired Entity of its obligation to pay money or Indebtedness beyond all applicable notice and cure periods pertaining thereto and (ii) have not and would not reasonably be expected to materially impair the use, occupancy or value of any material asset that is encumbered or affected thereby, as currently owned or used by the Acquired Entities; (g) with respect to the Owned Real Property, the Leased Real Property, and any property relating to any Easement, covenants, rights of way, zoning ordinances and similar encumbrances which do not and would not reasonably be expected to materially impair the use, occupancy or value of any material asset that is encumbered or affected thereby, as currently owned or used by the Acquired Entities; (h) Liens consisting of (i) rights reserved to or vested in, any Governmental Authority to control or regulate any property of any Acquired Entity, or to limit the use of such property in any manner, which have not and would not reasonably be expected to materially impair the use, occupancy or value of any material asset that is encumbered or affected thereby, as currently owned or used by the Acquired Entities, or (ii) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit, and the rights reserved or vested in any Governmental Authority to terminate any such franchise, grant, license, lease or permit, or to condemn or expropriate any property; (i) Liens arising under the Company LLC Agreement; (j) Liens arising in the ordinary course of business and which are not incurred in connection with the borrowing of money to the extent not yet delinquent, and which do not or would not materially impair the use or occupancy of the assets encumbered or affected thereby, as currently owned or used by the Acquired Entities; and (k) Liens listed on Section 1.1(b) of the Seller Disclosure Schedule.

“Person” means an individual, partnership (including limited or general partnership), corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Authority or other entity of any kind.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Applicable Closing Date and the portion of the Straddle Period ending on the Applicable Closing Date.

“Proposed Allocation” has the meaning set forth in Section 2.6(b).

“Push-Out Election” has the meaning set forth in Section 6.7(f).

“R&W Insurance Policy” has the meaning provided such term in Section 6.13.

“R&W Insurer” means [*].

“Real Property Leases” has the meaning set forth in Section 3.9(b).

“Release” means any release, spill, emission, leaking, pumping, injection, migration, deposit, disposal, discharge, dispersal or leaching into, onto or through the environment.

“Remedies Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, direct and indirect equityholders, attorneys, consultants, advisors, members or other Persons acting on behalf of such Person.

“Right” means any option, warrant, convertible or exchangeable security, or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“SEC” means the United States Securities and Exchange Commission.

“Second Closing” has the meaning set forth in Section 2.3(b)(i).

“Second Closing Acquired Entities” means the Company and Twin Tier Pipeline LLC.

“Second Closing Adjustment Amount” means an amount (which may be positive or negative), calculated in accordance with the Accounting Principles, and without duplication, equal to (a) the Second Closing Cash Amount, plus (b) the amount, if any, by which the Second Closing Working Capital exceeds the Second Closing Working Capital Target, minus (c) the amount, if any, by which the Second Closing Working Capital Target exceeds the Second Closing Working Capital minus (d) Second Closing Indebtedness.

“Second Closing Adjustment Certificate” means a certificate signed by an officer of Buyer setting forth Buyer’s good faith calculation of the Second Closing Adjustment Amount and any asserted Second Closing Excess Amount or Second Closing Shortfall Amount, as applicable, together with reasonable supporting calculations and documentation.

“Second Closing Base Purchase Price” means $30,000,000.

“Second Closing Cash Amount” means, without duplication, an amount equal to the Cash held by the Second Closing Acquired Entities as of immediately prior to the Second Closing.

“Second Closing Estimated Adjustment Amount” means the estimated Second Closing Adjustment Amount set forth on the Second Closing Estimated Adjustment Certificate.

“Second Closing Estimated Adjustment Certificate” means a certificate signed by an officer of each Seller setting forth the Sellers’ good faith estimate of the Second Closing Adjustment Amount, together with reasonable supporting calculations and documentation.

“Second Closing Excess Amount” has the meaning set forth in Section 2.5(e)(i).

“Second Closing Final Adjustment Certificate” means the Second Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.5(b), as subsequently adjusted, if applicable, pursuant to Section 2.5(c) and Section 2.5(d), to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Second Closing Adjustment Certificate as finally determined by the Independent Accounting Firm.

“Second Closing Indebtedness” means an amount equal to the sum of all Indebtedness of the Second Closing Acquired Entities as of the time immediately prior to the Second Closing (excluding any Indebtedness that is repaid at the Second Closing or included in current liabilities in the calculation of Second Closing Working Capital).

“Second Closing Date” has the meaning set forth in Section 2.3(b)(i).

“Second Closing Interests” has the meaning set forth in the recitals to this Agreement.

“Second Closing Interim Period” means the period beginning on the date hereof and ending on the earliest to occur of (A) the Second Closing Date, (B) the termination of this Agreement pursuant to Section 9.1 and (C) the termination of the Second Closing pursuant to Section 9.2.

“Second Closing Preliminary Purchase Price” means the Second Closing Base Purchase Price, plus the Second Closing Estimated Adjustment Amount.

“Second Closing Purchase Price” has the meaning set forth in Section 2.2(b).

“Second Closing Shortfall Amount” has the meaning set forth in Section 2.5(e)(i).

“Second Closing Working Capital Target” means $[*].

“Second Closing Working Capital” means an amount, calculated as of immediately prior to the Second Closing (without giving effect to the Second Closing) in accordance with the Accounting Principles, and without duplication, equal to (a) an amount equal to the consolidated current assets of the Second Closing Acquired Entities (excluding any amounts included in the calculation of the Second Closing Cash Amount), minus (b) an amount equal to the consolidated current liabilities of the Second Closing Acquired Entities.

“Second Termination Date” has the meaning set forth in Section 9.2(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Counsel” has the meaning set forth in Section 10.13(a).

“Seller Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by the Sellers to Buyer on the date hereof and attached hereto.

“Seller Fundamental Representations” with respect to either Seller means the representations and warranties with respect to such Seller as set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a) and Section 4.5.

“Seller Guarantees” has the meaning set forth in Section 6.14(b).

“Seller Marks” has the meaning set forth in Section 6.11.

“Seller Tax Proceeding” has the meaning set forth in Section 6.7(d).

“Seneca Lake Yawger Road Interconnect Project” means the growth project relating to the expansion of the Seneca Lake/Dominion Transmission (Yawger Road) meter station that will increase delivery capacity thereof from 175,000 Mcf/day to 225,000 Mcf/day.

“Seneca Lake Yawger Road Interconnect Project Capital Investment Amount” means the amount by which (a) the aggregate amount of capital expenditures made by the Company in respect of the Seneca Lake Yawger Road Interconnect Project as of immediately prior to the First Closing exceeds (b) $[*]; provided that in no event shall the Seneca Lake Yawger Road Interconnect Project Capital Investment Amount exceed $[*].

“Stagecoach Pipeline” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any Tax period that begins on or before the Applicable Closing Date, and ends after the Applicable Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person, or a combination thereof, or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person, or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity, if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or who is, or controls, the managing member or general partner of such limited liability company, partnership, association or other business entity. For the avoidance of doubt, following the First Closing, the First Closing Acquired Entities shall no longer be Subsidiaries of the Company.

“Tax” means any and all federal, state, local or foreign taxes, levies, duties, fees charges or similar items of any kind, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, escheat or unclaimed property obligations, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other taxes, imposed by any Governmental Authority, and including any interest, penalty or addition thereto, whether or not disputed.

“Tax Consideration” has the meaning set forth in Section 2.6(b).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.

“Total Purchase Price” means the aggregate amount of the First Closing Purchase Price (as adjusted in accordance with Section 2.4) and, if the Second Closing occurs, the Second Closing Purchase Price.

“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, domain names, corporate names, any other indicia of source or origin, and all registrations and applications for registration, together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Transition Services Agreement, and all other documents delivered, or required to be delivered, by any Party at the First Closing or the Second Closing, pursuant to this Agreement.

“Transactions” means the transactions contemplated by this Agreement and other Transaction Documents.

“Transco” means Transcontinental Gas Pipe Line Company, LLC.

“Transco Contract” means that certain Operational Balancing Agreement by and between Transco and Central New York Oil and Gas Company L.L.C., dated as of December 18, 2012.

“Transco Election” has the meaning set forth in Section 6.15(a).

“Transco Imbalance Net Settlement Amount” means a portion of the Transco Imbalance Settlement representing the aggregate amount refunded by Transco to the Acquired Entities and their Affiliates for each month from November 1, 2020 through the First Closing Date (a) other than the Cash-Out Repayment if the Cash-Out Repayment has already been netted from the Transco Imbalance Settlement and (b) less the Cash-Out Repayment if the Cash-Out Repayment has not already been netted from the Transco Imbalance Settlement; provided that any refund applicable to the month in which the First Closing Date occurs shall be pro-rated based on the proportion of the number of calendar days from the first of such month to, but excluding, the First Closing Date and the total number of calendar days in such month.

“Transco Imbalance Settlement” means any and all amounts, including interest in accordance with Section 154.501(d) of FERC’s regulations, refunded by Transco and received by the Acquired Entities and their Affiliates pursuant to the Transco Settlement Agreement.

“Transco Settlement Agreement” means the Stipulation and Agreement filed at FERC to resolve all issues in the following proceeding: Transcontinental Gas Pipe Line Company, LLC, Docket Nos. RP20-614-000, et al., RP20-618-000, et al., RP21-24-000 (not consolidated).

“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges, including all applicable real property or leasehold interest transfer or gains Taxes, but excluding any net income Taxes.

“Transition Services Agreement” means the transition services agreement to be entered into by Buyer and Crestwood at the First Closing, substantially in the form attached hereto as Exhibit D.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

Section 1.2 Terms Generally.

(a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms, and to correlative forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof, unless the context shall otherwise require.

(e) The word “or” has the inclusive meaning represented by the phrase “and/or.”

(f) Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(g) Unless the context shall otherwise require, any references to any Contract (including this Agreement and the other Transaction Documents) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable and in effect at any given time (and, in the case of any Law, to any successor provisions).

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.

(i) Unless otherwise indicated, with respect to an Acquired Entity, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of such Acquired Entity, subject to the COVID-19 Measures.

(j) Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

(k) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(l) All monetary figures shall be in United States dollars, unless otherwise specified.

(m) For purposes of this Agreement, information shall be deemed to have been “made available,” “delivered” or “furnished” to Buyer (or words or phrases of similar import) only if such information was posted to the electronic data room maintained by Intralinks, Inc. entitled “Project Bravo” in a manner accessible and reviewable by Buyer at least two Business Days prior to the date of this Agreement.

ARTICLE II.

PURCHASE AND SALE OF THE ACQUIRED INTERESTS

Section 2.1 Purchase and Sale of the Acquired Interests. Upon the terms and subject to the conditions contained in this Agreement, and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, (i) at the First Closing, the Company will sell, convey, transfer and assign to Buyer, and Buyer will purchase from the Company, all of Company’s right, title and interest in and to the First Closing Interests free and clear of all Liens other than any Liens arising under the Governing Documents of the Acquired Entities and any restrictions on sales of securities under applicable securities Laws, for the consideration specified in Section 2.2(a) and (ii) at the Second Closing, each Seller will sell, convey, transfer and assign to Buyer, and Buyer will purchase from each Seller, all of such Seller’s respective right, title and interest in and to the Second Closing Interests free and clear of all Liens other than any Liens arising under the Governing Documents of the Acquired Entities and any restrictions on sales of securities under applicable securities Laws, for the consideration specified in Section 2.2(b).

Section 2.2 Purchase Price.

(a) First Closing Purchase Price. At the First Closing, Buyer shall pay in immediately available funds by wire transfer the First Closing Preliminary Purchase Price to an account or accounts that have been designated by the Company to Buyer in writing at least two (2) Business Days prior to the First Closing (such First Closing Preliminary Purchase Price, as adjusted in accordance with Section 2.4, shall be the “First Closing Purchase Price”).

(b) Second Closing Purchase Price. At the Second Closing, Buyer shall pay in immediately available funds by wire transfer the Second Closing Preliminary Purchase Price (in proportion to such Seller’s Applicable Ownership Percentage) to an account or accounts that have been designated by each Seller to Buyer in writing at least two (2) Business Days prior to the Second Closing (such Second Closing Preliminary Purchase Price, as adjusted in accordance with Section 2.4, shall be the “Second Closing Purchase Price”).

Section 2.3 Closing.

(a) First Closing.

(i) The closing of the transactions contemplated by clause (i) of Section 2.1 (the “First Closing”) shall take place remotely via the electronic exchange of closing deliveries (i) on the day that is two (2) Business Days after the date on which the last of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 (other than any such conditions that by their terms are not capable of being satisfied until the First Closing Date, but subject to the satisfaction or waiver of those conditions) is satisfied or, when permissible, waived by the Party for whose benefit such conditions exist; or (ii) on such other date or at such other time or place as the Parties may mutually agree upon in writing (such date, the “First Closing Date”). The First Closing shall be effective for all purposes at 12:01 a.m. central time on the First Closing Date.

(ii) At the First Closing, the Company shall deliver, or cause to be delivered, to Buyer the following:

(A) evidence of resignations or removals, effective as of the First Closing, of each of the directors, managers and officers of the First Closing Acquired Entities with respect to whom Buyer has delivered written notice requesting resignation or removal at least five (5) Business Day prior to the First Closing;

(B) a duly executed FIRPTA Certificate and IRS Form W-9 by the Company, in each case, in a form reasonably acceptable to Buyer; provided that Buyer’s sole right if the Company fails to provide such FIRPTA Certificate or IRS Form W-9 shall be to make an appropriate withholding under Sections 1445 or 1446(f) of the Code, as applicable; and

(C) (1) the Assignment and Assumption Agreement, duly executed by the Company, (2) an equity interest transfer power, duly executed by the Company with respect to the Company’s First Closing Interests, and (3) the Transition Services Agreement, duly executed by Crestwood.

(iii) At the First Closing, each Seller shall deliver, or cause to be delivered, to Buyer, with respect to such Seller, the certificate referred to in Section 7.3(d).

(iv) At the First Closing, Buyer shall deliver, or cause to be delivered, to the Company and the Sellers the following:

(A) (1) the Assignment and Assumption Agreement, duly executed by Buyer, and (2) the Transition Services Agreement, duly executed by Buyer;

(B) the First Closing Preliminary Purchase Price, in accordance with Section 2.2; and

(C) the certificate referred to in Section 7.2(c).

(b) Second Closing

(i) The closing of the transactions contemplated by clause (ii) of Section 2.1 (the “Second Closing”) shall take place remotely via the electronic exchange of closing deliveries (i) on the day that is two (2) Business Days after the date on which the last of the conditions set forth in Section 7.4, Section 7.5 and Section 7.6 (other than any such conditions that by their terms are not capable of being satisfied until the Second Closing Date, but subject to the satisfaction or waiver of those conditions) is satisfied or, when permissible, waived by the Party for whose benefit such conditions exist; or (ii) on such other date or at such other time or place as the Parties may mutually agree upon in writing (such date, the “Second Closing Date”). The Second Closing shall be effective for all purposes at 12:01 a.m. central time on the Second Closing Date.

(ii) At the Second Closing, each Seller shall deliver, or cause to be delivered, to Buyer the following:

(A) evidence of resignations or removals, effective as of the Second Closing, of each of the directors, managers and officers of the Second Closing Acquired Entities with respect to whom Buyer has delivered written notice requesting resignation or removal at least five (5) Business Day prior to the Second Closing;

(B) a duly executed FIRPTA Certificate and IRS Form W-9 by such Seller (or, if such Seller is classified as an entity disregarded as separate from its regarded owner, such owner), in each case, in a form reasonably acceptable to Buyer; provided that Buyer’s sole right if such Seller fails to provide such FIRPTA Certificate or IRS Form W-9 shall be to make an appropriate withholding under Sections 1445 or 1446(f) of the Code, as applicable;

(C) a membership interest transfer power, duly executed by such Seller with respect to such Seller’s respective Second Closing Interests; and

(D) with respect to such Seller, the certificate referred to in Section 7.6(d).

(iii) At the Second Closing, Buyer shall deliver, or cause to be delivered, to each Seller the following:

(A) such Seller’s portion of the Second Closing Preliminary Purchase Price, in accordance with Section 2.2; and

(B) the certificate referred to in Section 7.5(c).

Section 2.4 First Closing Purchase Price Adjustment.

(a) First Closing Estimated Adjustment Certificate. The Sellers shall deliver the First Closing Estimated Adjustment Certificate to Buyer no later than three (3) Business Days prior to the First Closing Date.

(b) First Closing Adjustment Certificate. Within sixty (60) days after the First Closing, Buyer shall prepare and deliver to Sellers the First Closing Adjustment Certificate. From the First Closing Date until the delivery of the First Closing Adjustment Certificate, Buyer shall provide to each Seller and their respective Representatives reasonable access to the relevant records and personnel of the First Closing Acquired Entities relating to the preparation of the First Closing Adjustment Certificate; provided that such access shall occur during normal business hours and in such a manner as not to interfere unreasonably with the business of the Acquired Entities. Buyer shall consider in good faith any reasonable comments of the Sellers to such calculations.

(c) Notice of Disagreement. If the Sellers disagree with the calculation of the First Closing Adjustment Amount or the First Closing Purchase Price set forth on the First Closing Adjustment Certificate delivered by Buyer pursuant to Section 2.4(b), the Sellers shall deliver to Buyer written notice of their disagreement with any of the calculations set forth in the First Closing Adjustment Certificate (a “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement and its calculation of the First Closing Adjustment Amount and the First Closing Purchase Price, within sixty (60) days after its receipt of the First Closing Adjustment Certificate. In the event the Sellers do not provide the Notice of Disagreement with respect to the First Closing Adjustment Certificate within such sixty (60)-day period, the Sellers shall be deemed to have accepted the First Closing Adjustment Certificate, and the calculations of the First Closing Adjustment Amount and the First Closing Purchase Price set forth in the First Closing Adjustment Certificate shall be final, binding and conclusive for all purposes hereunder with respect to the First Closing, and the First Closing Adjustment Certificate shall be deemed to be the First Closing Final Adjustment Certificate.

(d) First Closing Final Adjustment Certificate. In the event the Notice of Disagreement is timely provided by the Sellers with respect to the First Closing Adjustment Certificate delivered by Buyer pursuant to Section 2.4(b), during the first twenty (20) days thereafter, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in such Notice of Disagreement. If, at the end of such twenty (20)-day period, the Parties have not reached agreement, the matters that remain in dispute may be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable (and no later than thirty (30) days following the day on which the Independent Accounting Firm is retained or the date provided in the Independent Accounting Firm’s engagement letter), and shall be conducted on a confidential basis. The Sellers and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the First Closing Adjustment Certificate) for settlement of any amounts set forth in such Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.4, and the First Closing Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an independent accounting firm and not as an expert, (ii) address only those items in dispute and base its determination solely on the written submissions by the Parties and information provided during the hearing, and (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Sellers or Buyer, or lesser than the lowest value for such item claimed by either Sellers or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties, and not subject to any appeal. Any fees and expenses of the Independent Accounting Firm pursuant to this Section 2.4(d) shall be borne by the Sellers and Buyer in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered (and each Seller shall bear the amount of fees and expenses allocated to the Sellers (if any) in proportion to such Seller’s Applicable Ownership Percentage). By way of illustration, (x) if Buyer’s calculations would have resulted in a $1,000,000 net payment to Buyer, and the Sellers’ calculations would have resulted in a $1,000,000 net payment to the Sellers and the Independent Accounting Firm’s final determination results in an aggregate net payment of $500,000 to the Sellers, then Buyer and the Sellers shall pay 75% and 25%, respectively, of such fees and expenses, and (y) if each of such Parties’ calculations differs from the Independent Accounting Firm’s calculation by $1,000,000, Buyer and the Sellers shall split such fees and expenses evenly.

(e) Final Settlement and Adjustment to First Closing Purchase Price; Payment.

(i) (x) If the First Closing Adjustment Amount set forth on the First Closing Final Adjustment Certificate is less than the First Closing Estimated Adjustment Amount, then the First Closing Purchase Price shall equal the First Closing Preliminary Purchase Price decreased by an amount equal to the excess of the First Closing Estimated Adjustment Amount over the First Closing Adjustment Amount set forth on the First Closing Final Adjustment Certificate (a “First Closing Shortfall Amount”), and (y) if the First Closing Adjustment Amount set forth on the First Closing Final Adjustment Certificate is greater than the First Closing Estimated Adjustment Amount, then the First Closing Purchase Price shall equal the First Closing Preliminary Purchase Price increased by an amount equal to the excess of the First Closing Adjustment Amount set forth on the First Closing Final Adjustment Certificate over the First Closing Estimated Adjustment Amount (a “First Closing Excess Amount”).

(ii) If the First Closing Shortfall Amount is greater than zero, the First Closing Shortfall Amount shall be paid by the Company (or, if at the time of such payment the Second Closing has occurred, by the Sellers in proportion to such Seller’s Applicable Ownership Percentage) to Buyer not later than three (3) Business Days after the Final Settlement Date, by wire transfer of immediately available funds, to an account or accounts specified by Buyer. If the First Closing Excess Amount is greater than zero, the First Closing Excess Amount shall be paid by Buyer to the Company (or, if at the time of such payment the Second Closing has occurred, to the Sellers in proportion to such Seller’s Applicable Ownership Percentage) not later than three (3) Business Days after the Final Settlement Date, by wire transfer of immediately available funds, to an account or accounts specified by the Company (or, if at the time of such payment the Second Closing has occurred, each Seller).

Section 2.5 Second Closing Purchase Price Adjustment.

(a) Second Closing Estimated Adjustment Certificate. The Sellers shall deliver the Second Closing Estimated Adjustment Certificate to Buyer no later than three (3) Business Days prior to the Second Closing Date.

(b) Second Closing Adjustment Certificate. Within sixty (60) days after the Second Closing, Buyer shall prepare and deliver to Sellers the Second Closing Adjustment Certificate. From the Second Closing Date until the delivery of the Second Closing Adjustment Certificate, Buyer shall provide to each Seller and their respective Representatives reasonable access to the relevant records and personnel of the Second Closing Acquired Entities relating to the preparation of the Second Closing Adjustment Certificate; provided that such access shall occur during normal business hours and in such a manner as not to interfere unreasonably with the business of the Acquired Entities. Buyer shall consider in good faith any reasonable comments of the Sellers to such calculations.

(c) Notice of Disagreement. If the Sellers disagree with the calculation of the Second Closing Adjustment Amount or the Second Closing Purchase Price set forth on the Second Closing Adjustment Certificate delivered by Buyer pursuant to Section 2.5(b), the Sellers shall deliver to Buyer a Notice of Disagreement, setting forth in reasonable detail the particulars of such disagreement and its calculation of the Second Closing Adjustment Amount and the Second Closing Purchase Price, within sixty (60) days after its receipt of the Second Closing Adjustment Certificate. In the event the Sellers do not provide the Notice of Disagreement with respect to the Second Closing Adjustment Certificate within such sixty (60)-day period, the Sellers shall be deemed to have accepted the Second Closing Adjustment Certificate, and the calculations of the Second Closing Adjustment Amount and the Second Closing Purchase Price set forth in the Second Closing Adjustment Certificate shall be final, binding and conclusive for all purposes hereunder with respect to the Second Closing, and the Second Closing Adjustment Certificate shall be deemed to be the Second Closing Final Adjustment Certificate.

(d) Second Closing Final Adjustment Certificate. In the event the Notice of Disagreement is timely provided by the Sellers with respect to the Second Closing Adjustment Certificate delivered by Buyer pursuant to Section 2.5(b), during the first twenty (20) days thereafter, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in such Notice of Disagreement. If, at the end of such twenty (20)-day period, the Parties have not reached agreement, the matters that remain in dispute may be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable (and no later than thirty (30) days following the day on which the Independent Accounting Firm is retained or the date provided in the Independent Accounting Firm’s engagement letter), and shall be conducted on a confidential basis. The Sellers and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Second Closing Adjustment Certificate) for settlement of any amounts set forth in such Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.5, and the Second Closing Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an independent accounting firm and not as an expert, (ii) address only those items in dispute and base its determination solely on the written submissions by the Parties and information provided during the hearing, and (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Sellers or Buyer, or lesser than the lowest value for such item claimed by either Sellers or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties, and not subject to any appeal. Any fees and expenses of the Independent Accounting Firm pursuant to this Section 2.5(d) shall be borne by the Sellers and Buyer in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered (and each Seller shall bear the amount of fees and expenses allocated to the Sellers (if any) in proportion to such Seller’s Applicable Ownership Percentage). By way of illustration, (x) if Buyer’s calculations would have resulted in a $1,000,000 net payment to Buyer, and the Sellers’ calculations would have resulted in a $1,000,000 net payment to the Sellers and the Independent Accounting Firm’s final determination results in an aggregate net payment of $500,000 to the Sellers, then Buyer and the Sellers shall pay 75% and 25%, respectively, of such fees and expenses, and (y) if each of such Parties’ calculations differs from the Independent Accounting Firm’s calculation by $1,000,000, Buyer and the Sellers shall split such fees and expenses evenly.

(e) Final Settlement and Adjustment to Second Closing Purchase Price; Payment.

(i) (x) If the Second Closing Adjustment Amount set forth on the Second Closing Final Adjustment Certificate is less than the Second Closing Estimated Adjustment Amount, then the Second Closing Purchase Price shall equal the Second Closing Preliminary Purchase Price decreased by an amount equal to the excess of the Second Closing Estimated Adjustment Amount over the Second Closing Adjustment Amount set forth on the Second Closing Final Adjustment Certificate (a “Second Closing Shortfall Amount”), and (y) if the Second Closing Adjustment Amount set forth on the Second Closing Final Adjustment Certificate is greater than the Second Closing Estimated Adjustment Amount, then the Second Closing Purchase Price shall equal the Second Closing Preliminary Purchase Price increased by an amount equal to the excess of the Second Closing Adjustment Amount set forth on the Second Closing Final Adjustment Certificate over the Second Closing Estimated Adjustment Amount (a “Second Closing Excess Amount”).

(ii) If the Second Closing Shortfall Amount is greater than zero, the Second Closing Shortfall Amount shall be paid by the Sellers (in proportion to such Seller’s Applicable Ownership Percentage) to Buyer not later than three (3) Business Days after the Final Settlement Date, by wire transfer of immediately available funds, to an account or accounts specified by Buyer. If the Second Closing Excess Amount is greater than zero, the Second Closing Excess Amount shall be paid by Buyer to the Sellers (in proportion to such Seller’s Applicable Ownership Percentage) not later than three (3) Business Days after the Final Settlement Date, by wire transfer of immediately available funds, to an account or accounts specified by each Seller.

Section 2.6 Purchase Price Allocation.

(a) Buyer and the Sellers intend that, for U.S. federal income Tax purposes, Buyer’s acquisition of (i) the First Closing Interests in connection with the First Closing be treated as Buyer’s taxable acquisition of (A) the assets held by the First Closing Acquired Entities (other than the assets of Crestwood Storage) and (B) the stock of Crestwood Storage, and (ii) the Second Closing Interests in connection with the Second Closing be treated as (A) from the perspective of each Seller, such Seller’s taxable sale of its partnership interest in the Company, and (B) from the perspective of Buyer, Buyer’s taxable acquisition of the assets of the Company, in the case of clauses (ii)(A) and (ii)(B), in accordance with the principles of Situation 2 of Rev. Rul. 99-6, 1999-1 C.B. 432.

(b) The Total Purchase Price and other relevant items for Tax purposes (the “Tax Consideration”) shall be allocated among the assets of the applicable Acquired Entities (other than the assets of Crestwood Storage) for purposes of applying Sections 751, 743, 755 and 1060 of the Code, as applicable. No later than sixty (60) days after the Final Settlement Date, the Sellers shall prepare and deliver to Buyer a proposed allocation (the “Proposed Allocation”) with respect to the Tax Consideration. If Buyer disagrees with any items reflected in such Proposed Allocation, then Buyer shall notify the Sellers in writing of such disputed items within sixty (60) days after receipt thereof, and, thereafter, the Sellers and Buyer shall cooperate in good faith to resolve such disputed items for a period of thirty (30) days (or such longer period as mutually agreed by the Parties). To the extent the Sellers and Buyer are unable to resolve any disputed items, the Parties shall jointly submit any remaining disputed items for resolution to the Independent Accounting Firm, and shall instruct the Independent Accounting Firm to render its decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.6 within thirty (30) days after the Independent Accounting Firm is given such instructions by the Parties, which decision shall be final and binding on the Parties. The Sellers, on the one hand, and Buyer, on the other hand, shall each bear fifty percent (50%) of the fees and expenses of the Independent Accounting Firm, pursuant to this Section 2.6 (and each Seller shall bear the amount of fees and expenses allocated to the Sellers in proportion to such Seller’s Applicable Ownership Percentage). The purchase price allocation, as finally agreed or determined pursuant to this Section 2.6, shall be the “Final Allocation” with respect to the Tax Consideration. For purposes of determining the Proposed Allocation and the Final Allocation, the Sellers and the Buyer agree that inventory and accounts receivable shall be valued at no greater than their respective net book values as reflected on the Financial Statements. The Final Allocation shall be binding on Buyer, the Acquired Entities and the Sellers and their respective Affiliates for all Tax purposes with respect to the Tax Consideration. Buyer, the Acquired Entities and the Sellers and their respective Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the tax treatment described in Section 2.6(a) and the Final Allocation, and shall not take any position contrary thereto; provided, however, that nothing contained herein shall be construed so as to prevent any Party from settling, or require any Party to commence or participate in any litigation or administrative process challenging any determination made by any Governmental Authority based upon, or arising out of, the Final Allocation.

Section 2.7 Transfer Taxes. Notwithstanding anything herein to the contrary, any and all Transfer Taxes imposed as a result of the transactions contemplated by this Agreement shall be borne by Sellers (in proportion to their Applicable Ownership Percentage). The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes, subject to this Section 2.7, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law.

Section 2.8 Withholding. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or other applicable Law; provided that, except in the case of withholding resulting from the Company’s or any Seller’s failure to deliver the FIRPTA Certificate or IRS form contemplated by Section 2.3, before making any such deduction or withholding, Buyer shall give the Company or such Seller (as applicable) at least five (5) days’

prior written notice of such anticipated deduction or withholding (together with any legal basis thereof), and shall reasonably consult and cooperate with the Company or such Seller (as applicable) in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld. To the extent amounts are so deducted or withheld and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES

Sellers represent and warrant (severally and not jointly) to Buyer (except as set forth in the Seller Disclosure Schedule) that, (i) as of the date hereof, (ii) solely with respect to the First Closing Acquired Entities, as of the First Closing Date, and (iii) solely with respect to the Second Closing Acquired Entities, as of the Second Closing Date, as follows:

Section 3.1 Organization; Authorization.

(a) Each Acquired Entity (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) has all requisite organizational power and authority to carry on its respective business as it is currently conducted, and to own, lease and operate its properties where such properties are now owned, leased or operated.

(b) Each Acquired Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification or licensure necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Entities.

(c) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and such other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exceptions.

Section 3.2 Noncontravention. Assuming the accuracy of the representations and warranties of Buyer set forth in ARTICLE V, except as set forth on Section 3.2 of the Seller Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the other Transaction Documents to which it is, or will be, a party, nor the consummation by the Company of the transactions contemplated hereby or thereby (a) conflicts with any provision of the respective Governing Documents of the Acquired Entities, (b) violates or results in a breach or default (or constitutes an event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination, consent, acceleration or cancellation of, or result in the creation of any material Lien (other than a Permitted Lien) on any of the assets or properties of the Acquired Entities pursuant to, any Material Contract, or (c) assuming receipt of the Consents of Governmental Authorities described in Section 3.4, violates any Law to which any Acquired Entity is subject or require any Acquired Entity to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Authorities, except, in the case of each of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Entities.

Section 3.3 Capitalization. Section 3.3 of the Seller Disclosure Schedule sets forth a list of the Acquired Entities, and with respect to each Acquired Entity, (a) its name and jurisdiction of organization, (b) its form of organization, and (c) the issued and outstanding Interests thereof owned, directly or indirectly (without duplication), by the Sellers or an Acquired Entity as of the date hereof. The Interests of the Acquired Entities set forth on Section 3.3 of the Seller Disclosure Schedule have been duly authorized and validly issued. Except for this Agreement or the Governing Documents of the Acquired Entities (including the Company LLC Agreement): (i) there are no Rights or Contracts to purchase or otherwise acquire any Interests of the Acquired Entities; (ii) there are no outstanding contractual obligations of any Acquired Entity to repurchase, redeem, or otherwise acquire any Interests of the Acquired Entities; and (iii) there are no voting trusts, stockholders agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests of the Acquired Entities.

Section 3.4 Government Authorizations. No Consent of, with or to, any Governmental Authority is required to be obtained or made by any Acquired Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (a) required filings under the HSR Act, (b) Consents set forth on Section 3.4 of the Seller Disclosure Schedule, (c) Consents that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Entities, (d) Consents not required to be made or given until after the Applicable Closing, or (e) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or, as a result of any other facts that relate specifically to the business or activities in which Buyer or any of its Affiliates is, or proposes to be, engaged, other than the business of the Acquired Entities.

Section 3.5 Financial Statements. Set forth on Section 3.5 of the Seller Disclosure Schedule (collectively, the “Financial Statements”) are (i) the audited consolidated balance sheet of the Company as of December 31, 2020, and the related consolidated statement of operations, statement of members’ equity and statement of cash flows for the year then-ended, and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2021 (the “Balance Sheet Date”), and the related consolidated statement of operations, statement of members’ equity and statement of cash flows for the three months then-ended. The Financial Statements present fairly, in all material respects, respectively, the consolidated financial position, statements of operations, stockholders’ equity and cash flows of the Company, at the respective dates set forth therein and for the respective periods covered thereby, and were prepared from the books and records of the Company in accordance with GAAP (except, in the case of the unaudited financial statements, for the absence of footnotes and any year-end adjustments), consistently applied, except as otherwise noted therein.

Section 3.6 Undisclosed Liabilities. The Acquired Entities have no Liabilities that would be required under GAAP to be reflected or reserved against in a balance sheet of the Acquired Entities, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) Liabilities under Contracts of the Acquired Entities (other than as a result of a breach thereof by such Acquired Entity), and (d) such other Liabilities as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Entities.

Section 3.7 Absence of Certain Changes. Since the Balance Sheet Date, and until the date hereof, (i) each Acquired Entity has conducted its respective business in the ordinary course in all material respects and has not taken any action or suffered to occur or exist any condition or occurrence that would be prohibited by Section 6.1(b) were it to occur after the date hereof and prior to the applicable Closing Date, and (ii) there has not been any change, event or development that would, individually or in the aggregate, have a Material Adverse Effect on the Acquired Entities.

Section 3.8 Tax Matters.

(a) Each Acquired Entity has (i) filed, or caused to be filed, all Tax Returns that it was required to file, taking into account all valid extensions, and (ii) paid, or caused to be paid, all Taxes that it was required to pay (whether or not shown on any Tax Return). The Tax Returns described in Section 3.8(a)(i) are true, correct and complete in all respects. All withholding Tax requirements imposed on any of the Acquired Entities or the assets thereof have been satisfied in all respects. There are no Liens for Taxes on any of the assets of any Acquired Entity, other than statutory liens for Taxes that are not yet due and payable.

(b) There are no outstanding or unsettled written claims, asserted deficiencies or assessments against any Acquired Entity for the assessment or collection of any Taxes, and all such claims, deficiencies and assessments have been paid in full. There are no ongoing, scheduled or, to the Knowledge of the Company, threatened audits, examinations or other administrative or judicial proceedings with respect to Taxes of any Acquired Entity. None of the Acquired Entities has waived any statute of limitations in respect of Taxes, nor agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than as a consequence of extensions of time to file Tax Returns obtained in the ordinary course of business), in each case, which waiver or extension is currently in effect.

(c) No Acquired Entity has (i) deferred any withholding or payment of any Taxes otherwise due through any automatic extension or other grant of relief or (ii) sought any Tax credit, including any employee retention Tax credit, or other Tax benefit, in each case, under any COVID-19 Tax Act.

(d) No Acquired Entity has been a member of an affiliated group filing a consolidated income Tax Return or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law) or as transferee or successor. No Acquired Entity has a permanent establishment (within the meaning of any applicable income Tax treaty), is a resident, is engaged in a trade or business, or otherwise subject to Tax, in any jurisdiction outside of the United States. No claim has been made by any Governmental Authority in a jurisdiction where any Acquired Entity does not file Tax Returns that such Acquired Entity is subject to taxation by that jurisdiction.

(e) No Acquired Entity will be required to include any item of income in, nor will such Acquired Entity be required to exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in such Acquired Entity’s method of accounting for a Tax period ending on or prior to the Closing Date or use of an improper method of accounting for any Tax period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date by such Acquired Entity.

(f) None of the Acquired Entities is a party to any Tax indemnification, Tax allocation, Tax sharing or similar agreement (other than any (i) customary Tax gross-up provision in a financing document or lease, or (ii) commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes). No Acquired Entity has entered into a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law). No Acquired Entity has participated, or is currently participating, in any listed transaction or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4.

(g) For federal income Tax purposes, (i) Crestwood Storage is, and has been since its date of formation, classified as an association taxable as a corporation, (ii) each of the Company and Stagecoach Pipeline is, and has been since its date of formation, classified as a partnership, and (iii) each other Acquired Entity is, and has been since its date of formation, classified as an entity disregarded as separate from its owner. The Company has not made any election or other material decision with respect to Sections 6221 through 6241 of the Code or the Treasury Regulations promulgated thereunder.

Section 3.9 Property.

(a) A list of all real property owned in fee by any Acquired Entity (together with all buildings thereon, the “Owned Real Property”) is set forth in Section 3.9(a)(i) of the Seller Disclosure Schedule. Each such Acquired Entity has good and valid title to its Owned Real Property, free and clear of all Liens (other than Permitted Liens). Except for Permitted Liens or as set forth in Section 3.9(a)(ii) of the Seller Disclosure Schedule, no Acquired Entity has leased, licensed or otherwise granted any Person the right to use or occupy such Acquired Entity’s Owned Real Property. No Acquired Entity has received written notice of any actual proceedings of condemnation and, to the Knowledge of the Company, there are no proceedings of condemnation threatened with respect to any Owned Real Property.

(b) The real property leases under which any Acquired Entity is a lessee are referred to hereinafter as the “Real Property Leases,” and the real property subject to the Real Property Leases is referred to hereinafter as the “Leased Real Property.” No Acquired Entity or, to the Knowledge of the Company, any counterparty thereto, is in default under any Real Property Lease that could, individually or in the aggregate, reasonably be expected to be material to the Acquired Entities, taken as a whole. No Acquired Entity has received any written notice of any actual proceedings of condemnation and, to the Knowledge of the Company, there are no proceedings of condemnation threatened with respect to any Leased Real Property.

(c) The Acquired Entities have a good and valid interest in each Easement (subject to no Liens other than Permitted Liens) necessary for the current operation of the business and assets of the Acquired Entities. No Acquired Entity or, to the Knowledge of the Company, any counterparty thereto, is in default under any Easement that could, individually or in the aggregate, reasonably be expected to be material to the Acquired Entities, taken as a whole. No Acquired Entity has received any written notice of any actual proceedings of condemnation and, to the Knowledge of the Company, there are no proceedings of condemnation threatened with respect to any Easements.

(d) Except as set forth in Section 3.9(d) of the Seller Disclosure Schedule, the Acquired Entities have good and valid title to, leases or licenses to or otherwise hold or have a right to use, all of the real, personal, tangible and intangible assets, properties and rights necessary for the conduct or operation of the business of the Acquired Entities as presently conducted, in each case, free and clear of all Liens, except for Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Entities, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to an Acquired Entities, taken as a whole, all equipment and other items of tangible personal property and assets of the Acquired Entities, taken as a whole, are in good operating condition (subject to normal wear and tear and routine maintenance and repairs that are not material in nature or cost) and adequate for the uses to which they are currently being put.

(e) Section 3.9(e) of the Seller Disclosure Schedule lists each lease to which an Acquired Entity is a party concerning any vehicles, equipment or other items of personal property, which lease calls for aggregate payments by the Acquired Entities of amounts greater than $20,000 in the fiscal year ended December 31, 2020 or in any future calendar year (other than leases solely between or among the Acquired Entities).

Section 3.10 Environmental Matters.

(a) the Acquired Entities are and in the past three (3) years have been in compliance in all material respects with all Environmental Laws;

(b) during the three (3) years prior to the date of this Agreement, the Acquired Entities have not been subject to any outstanding Governmental Order issued pursuant to any Environmental Law that remain unresolved as of the date hereof, and have not received any written notice, complaint or claim seeking or threatening to impose any liability under Environmental Laws against any Acquired Entity or alleging non-compliance with or violation of Environmental Laws that remain unresolved as of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Entities, taken as a whole;

(c) during the three (3) years prior to the date of this Agreement, to the Knowledge of the Company, there has been no Releases of Hazardous Material at any Owned Real Property, Leased Real Property or Easement Property in concentrations or circumstances that are required by applicable Environmental Laws to be reported, investigated or remediated by the Acquired Entities, and which have not been remedied, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Entities, taken as a whole; and

(d) Sellers have made available to Buyer all material environmental reports in Sellers or the Acquired Entities’ possession or control that are related to the environmental condition of the Owned Real Property, Leased Real Property and Easement Property and the Acquired Entities’ compliance with applicable Environmental Law.

Section 3.11 Material Contracts. Section 3.11 of the Seller Disclosure Schedule sets forth a true, correct and complete list of each Material Contract. True and correct copies of each Material Contract have been made available to Buyer. Each Material Contract is in full force and effect, and is the legal, valid and binding obligation of the Acquired Entity which is a party to such Material Contract, subject to the Remedies Exceptions and, to the Knowledge of the Company, the other parties thereto. No Acquired Entity, nor to the Knowledge of the Company, any of the other parties thereto, is in material breach, violation or default of any material term thereof, and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time or both would constitute any such breach, violation, default, permit termination, modification or acceleration by such other parties, under such Material Contract, except that, in order to avoid a default, violation or breach under any Material Contract, the Consent of such other parties set forth in Section 3.2 of the Seller Disclosure Schedule may be required in connection with the transactions contemplated hereby.

Section 3.12 Insurance. Section 3.12 of the Seller Disclosure Schedule contains a list of all material insurance policies maintained as of the date hereof by, or on behalf of, any Acquired Entity. None of the Acquired Entities has received any written notice from the insurer under any such insurance policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or canceling or materially amending any such policy, and there is no material claim by any Acquired Entity pending under any such policy. All premiums due and payable for such insurance policies have been duly paid.

Section 3.13 Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened in law or in equity or before any Governmental Authority against any Acquired Entity that would reasonably be expected to result in any material Liability for or have a material impact on any Acquired Entity.

Section 3.14 Employee Matters.

(a) Section 3.14(a)(i) of the Seller Disclosure Schedule sets forth, as of the date hereof, an accurate and complete list of all Benefit Plans. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Entities, each Benefit Plan has been established and administered in all respects in accordance with its terms, and in compliance in all respects with the applicable provisions of ERISA, the Code and other applicable Laws. With respect to each Benefit Plan, the Company has made available to Buyer complete and accurate copies of such Benefit Plan, including any amendments thereto. Except for the Benefit Plans denoted as “Acquired Entity Plans” on Section 3.14(a)(i) of the Seller Disclosure Schedule (the

“Acquired Entity Plans”), no Benefit Plan is sponsored or maintained by any Acquired Entity as of the date hereof. Except as set forth on Section 3.14(a)(ii) of the Seller Disclosure Schedule, no Acquired Entity is party to any employment agreement or any change in control agreement, retention agreement, severance, termination or separation agreement or similar Contract.

(b) No Acquired Entity has incurred any unsatisfied Liability under Section 302 or Title IV of ERISA or Section 412 of the Code that would reasonably be expected to result in the imposition of any material Liability on any of the Acquired Entities.

(c) All of the Acquired Entity Employees are employed by Stagecoach Operating Services LLC. Sellers have provided Buyer with a true and complete list of all Acquired Entity Employees, which list sets forth for each employee the following information: (i) title (including whether full-time or part-time); (ii) hire date; (iii) current annual base salary or hourly wage rate, as applicable; (iv) current target annual commission, bonus or other incentive-based compensation; (v) exempt or non-exempt status under the Fair Labor Standards Act; and (vi) primary job location. Sellers shall promptly update the list described in the preceding sentence as necessary to reflect any changes at any time prior to the First Closing Date.

Section 3.15 Labor Matters. No Acquired Entity is a party to any collective bargaining Contract with respect to any Acquired Entity Employee. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Entities, as of the date hereof, (i) there are no pending strikes, lockouts, work stoppages, pickets, boycotts, unfair labor practice charges or grievances involving the Acquired Entity Employees, (ii) each Acquired Entity is in compliance with all applicable Laws relating to labor or employment practices, and (iii) all Persons performing services for any Acquired Entity have been correctly classified as common Law employees, leased employees, independent contractors, partners or agents of any such Acquired Entity, as applicable, and all reporting and record keeping requirements related thereto have been complied with in all respects.

Section 3.16 Legal Compliance. No Acquired Entity is in violation or in the past five years has been in violation of any Law, permit or license, or other authorization or approval of any Governmental Authority applicable to its business, properties or operations, except for violations as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Entities, taken as a whole.

Section 3.17 Brokers’ Fees. No Acquired Entity has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer, any of its Affiliates or any Acquired Entity to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

Section 3.18 Permits. The Acquired Entities have all material Permits required to conduct their businesses as currently conducted and operated on the date hereof, except where the failure to have or obtain such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Entities, taken as a whole. Each such Permit is in full force and effect, and the applicable Acquired Entity is and in the past three (3) years has been in compliance in all material respects with all its obligations with respect thereto. There are no proceedings pending or, to the Knowledge of the Company, threatened which would reasonably be expected to result in the revocation or termination of any material Permit of any Acquired Entity.

Section 3.19 Intellectual Property.

(a) Except as would not, individually or in the aggregate have, or reasonably be expected to have, a Material Adverse Effect, the Acquired Entities own, free and clear of any Liens (other than Permitted Liens), or have licenses or rights to use, all Intellectual Property currently used by the Acquired Entities in their respective businesses, that will be reasonably required upon the Applicable Closing for Buyer to operate the applicable business as currently operated.

(b) No Acquired Entity has (i) in the two (2) years prior to the date hereof, made any written claim to a third party alleging that such third party has materially infringed or otherwise violated any of its Intellectual Property in any manner that would be material to the Acquired Entity taken as a whole, or (ii) prior to the date hereof, received any unresolved written claim from a third party alleging that it has infringed or otherwise violated any Intellectual Property of such third party, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.20 Indebtedness; Hedges. Except as set forth on Section 3.20 of the Seller Disclosure Schedule, none of the Acquired Entities has any (a) Indebtedness or (b) any interest rate, commodity or currency protection agreement (including any swaps, collars, caps or similar hedging obligations).

Section 3.21 Regulatory Matters.

(a) The Acquired Entities are subject to regulation by FERC each as a Natural Gas Company under the NGA and have complied, and are in compliance, in all material respects, with the NGA and the FERC’s regulations promulgated pursuant thereto. The Acquired Entities have on file with FERC certain tariffs consistent with their obligations under the NGA, and no rate or charge that has been or is being collected by the Acquired Entities is subject to complaint, protest, refund, or is pending final resolution of any proceeding, inquiry, appeal or investigation. There are no ongoing regulatory or administrative proceedings pending, or to the Knowledge of the Company, threatened in writing, regarding compliance by the Acquired Entities (or Sellers or any Affiliate of Sellers with respect to the businesses of the Acquired Entities) with the NGA and the FERC’s regulations promulgated pursuant thereto, any FERC order issued thereunder, or any of their respective tariffs.

(b) The Acquired Entities, and Sellers and the Affiliates of Sellers with respect to the businesses of the Acquired Entities, are not subject to regulation by any Governmental Authority, other than FERC and NYPSC, respecting rates, terms and conditions of service, market entry or exit, or access to facilities, or to any financial or organizational regulation by any such Governmental Authority.

Section 3.22 No Additional Representations and Warranties. Except for the express representations and warranties provided in this ARTICLE III and ARTICLE IV, none of the Sellers, the Company, their respective Affiliates nor their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Sellers or any Acquired Entity (including, but not limited to, any representation or warranty relating to financial condition, results of operations, assets or liabilities of the Acquired Entities) to Buyer or any of its Affiliates or their respective Representatives, and each of the Sellers and the Company, on behalf of itself and its Affiliates and Representatives, hereby disclaims any such other representations or warranties, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or their respective Representatives, other than the express representations and warranties provided in this ARTICLE III and ARTICLE IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

REGARDING EACH SELLER

Each Seller represents and warrants to Buyer (except as set forth in the Seller Disclosure Schedule) severally and not jointly, solely with respect to itself, and, for the avoidance of doubt, not with respect to the other Seller, that, as of the date hereof, as of the First Closing Date (only with respect to the transactions to be consummated at the First Closing) and as of the Second Closing Date (only with respect to the transactions to be consummated at the Second Closing), as follows:

Section 4.1 Organization. Such Seller is a limited liability company duly organized, validly existing and in good standing under the laws of New York, with respect to Con Ed, and Delaware, with respect to Crestwood.

Section 4.2 Title to Second Closing Interests. Such Seller owns, beneficially and of record, its respective Second Closing Interests, free and clear of all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of the applicable Acquired Entity, and (iii) for any restrictions on sales of securities under applicable securities Laws.

Section 4.3 Authorization. Such Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and such other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and constitutes a legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms, subject to the Remedies Exceptions.

Section 4.4 Noncontravention. Neither the execution and delivery by such Seller of this Agreement, nor the other Transaction Documents to which such Seller is, or will be, a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of such Seller, or (b) assuming receipt of the Consents specified in Section 3.4 and compliance with the HSR Act, violates any Law to which such Seller is subject, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on such Seller.

Section 4.5 Brokers’ Fees. Such Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is, or will be, a party, or the consummation of the transactions contemplated hereby or thereby.

Section 4.6 Litigation. In each case, as of the date hereof, (a) there are no Actions pending or, to such Seller’s Knowledge, threatened in law or in equity or before any Governmental Authority against such Seller that would reasonably be expected to result in any Liability for such Seller that would, individually or in the aggregate, have a Material Adverse Effect on such Seller, and (b) such Seller is not subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect on such Seller.

Section 4.7 No Additional Representations and Warranties. Except for the express representations and warranties provided in ARTICLE III and this ARTICLE IV, none of Sellers, the Company, their respective Affiliates nor their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Sellers or any Acquired Entity (including, but not limited to, any representation or warranty relating to financial condition, results of operations, assets or liabilities of the Acquired Entities) to Buyer or any of its Affiliates or their respective Representatives, and each of Sellers and the Company, on behalf of itself and its Affiliates and Representatives, hereby disclaims any such other representations or warranties, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or their respective Representatives, other than the express representations and warranties provided in ARTICLE III and this ARTICLE IV.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to each Seller that, as of the date hereof, as of the First Closing Date (with respect to the transactions to be consummated at the First Closing) and as of the Second Closing Date (with respect to the transactions to be consummated at the Second Closing), as follows:

Section 5.1 Organization.

(a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer has all requisite limited liability company power and authority to carry on its business as it is currently conducted, and to own, lease and operate its properties where such properties are now owned, leased or operated.

(b) Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification or licensure necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.2 Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and such other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exceptions.

Section 5.3 Noncontravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is or will be a party by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Buyer, or (b) violates or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Subsidiaries is a party, or by which any of their respective properties are bound, or (c) assuming receipt of the Consents described in Section 5.4 below and compliance with the HSR Act, violates any Law to which Buyer or any of its Subsidiaries is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.4 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by, or with respect to, Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer, or the consummation by Buyer of the transactions contemplated hereby and thereby, except for (a) required filings under the HSR Act, (b) as set forth on Section 5.4 of the Buyer Disclosure Schedule, and (c) Consents not required to be made or given until after the Applicable Closing.

Section 5.5 Financial Capacity. Buyer has, or will have prior to each Applicable Closing, sufficient cash or other sources of immediately available funds to pay in cash the applicable Closing Purchase Price in accordance with the terms of ARTICLE II and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement and perform its obligations hereunder. Buyer acknowledges that receipt or availability of funds, or financing by Buyer or any of its Affiliates, shall not be a condition to Buyer’s obligations hereunder. No funds to be paid to any Seller have been derived from, or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

Section 5.6 Investment. Buyer is aware that the Acquired Interests being acquired by Buyer, pursuant to the transactions contemplated hereby, have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Acquired Interests for its own account solely for investment and not with a view toward, nor for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Acquired Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Acquired Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer is an “accredited investor,” as defined under Rule 501 promulgated under the Securities Act.

Section 5.7 Litigation. (a) There are no Actions pending or, to Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates that would reasonably be expected to result in any Liability for any Buyer that would, individually or in the aggregate, have a Material Adverse Effect on Buyer, and (b) neither Buyer nor any of its Affiliates is subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.8 Brokers’ Fees. None of Buyer nor any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Sellers, the Acquired Entities or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is, or will be, a party, or the consummation of the transactions contemplated hereby or thereby.

Section 5.9 Information.

(a) The Sellers and the Acquired Entities have provided Buyer with such access to the facilities, books, records and personnel of the Acquired Entities as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the businesses and properties of the Acquired Entities to make an informed investment decision to purchase the Acquired Interests and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge of and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Acquired Interests, and is capable of bearing the economic risks of such purchase. Buyer’s acceptance of the applicable Acquired Interests on the Applicable Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by, or on behalf of, or imputed to the Sellers, except as expressly set forth in ARTICLE III and ARTICLE IV of this Agreement.

(b) Buyer has relied solely on its own legal, tax and financial advisors for its evaluation of its investment decision to purchase the Acquired Interests and to enter into this Agreement, and not on the advice of any Seller or its legal, tax or financial advisors. Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of the Sellers). Buyer understands that no assurances or representations can be given that the actual results of the operations of any Acquired Entity will conform to the projected results for any period. Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of any Acquired Entity, or the businesses or assets thereof, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives.

(c) Buyer, on behalf of itself and its directors, officers, employees, stockholders, partners, members or representatives, (i) acknowledges and agrees that none of the Sellers, the Company nor their Affiliates, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given in ARTICLE III and ARTICLE IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and (ii) specifically disclaims that any of them is relying upon, or has relied upon, any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that each of the Sellers and the Company, on behalf of itself and its Affiliates, agents or representatives, has specifically disclaimed, and does hereby specifically disclaim, any such representations or warranties made by any Person.

Section 5.10 Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates (whether by Buyer or any third party). Assuming the representations and warranties contained in ARTICLE III and ARTICLE IV of this Agreement are true and correct in all material respects, and after giving effect to the transactions contemplated by each Applicable Closing, at and immediately after each Applicable Closing (including the payment in full of the applicable Closing Purchase Price), Buyer and its Subsidiaries (a) will be solvent (in that both the fair value of their assets will not be less than the sum of their debts and that the present fair saleable value of their assets will not be less than the amount required to pay their probable liability on their recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in their business, and (c) will not have incurred, and do not plan to incur, debts beyond their ability to pay as they mature or become due.

ARTICLE VI.

COVENANTS

Section 6.1 Conduct of the Acquired Entities.

(a) Except (i) as otherwise expressly required by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule) or any of the other Transaction Documents, or as required by applicable Law, (ii) for the effect of the announcement and consummation of the Transactions, (iii) as otherwise consented to in writing by Buyer (such consent not to be unreasonably conditioned, withheld or delayed), the Sellers shall cause (x) the First Closing Acquired Entities during the First Closing Interim Period and (y) the Second Closing Acquired Entities during the Second Closing Interim Period to use commercially reasonable efforts to:

(A) conduct their respective businesses in the ordinary course of business consistent with past practice; and

(B) preserve intact the current business organization of such Acquired Entities, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors, lenders and others with whom it deals, in each case in the ordinary course of business consistent with past practice.

(b) Without limiting the generality of the foregoing, except as otherwise required by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule) or any of the other Transaction Documents, or as required by applicable Law, and except as otherwise consented to in writing by Buyer (such consent not to be unreasonably conditioned, withheld or delayed), the Sellers shall cause (x) the First Closing Acquired Entities during the First Closing Interim Period and (y) the Second Closing Acquired Entities during the Second Closing Interim Period not to:

(i) amend the Governing Documents of such Acquired Entities;

(ii) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Interests of such Acquired Entities, or issue any Rights to subscribe for or acquire any shares of Interests of such Acquired Entities;

(iii) except as required by GAAP, change any material accounting methods, principles or practices;

(iv) sell, transfer or otherwise dispose of any of the material assets of such Acquired Entities (or any asset or assets with an aggregate value of greater than $1,000,000) to any Person, or encumber any such assets, provided that such Acquired Entities may sell, transfer or otherwise dispose of any obsolete, unusable or unneeded parts and equipment in the ordinary course of business;

(v) acquire assets Acquired Entities with a value in the aggregate exceeding $1,000,000, except as expressly contemplated in the capital expenditure budget in Section 6.1(b)(v) of the Seller Disclosure Schedules (the “Capex Budget”);

(vi) (y) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any equity interest of any Person or (z) enter into any joint venture, partnership or similar venture between a member of the Acquired Entities and any Person;

(vii) permit any Acquired Entities to (x) create, incur or assume any Indebtedness with an aggregate value exceeding $1,000,000, (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any obligations of any Person (other than another First Closing Acquired Entities), or (z) make any loans, advances or capital contributions to or investments in any Person (other than other applicable First Closing Acquired Entities);

(viii) cancel (in whole or in part) or restructure any material third party Indebtedness owed to such Acquired Entities;

(ix) enter into, amend or waive any material provision of any material Affiliate Contract of such Acquired Entities other than in the ordinary course of business; provided, however, that Section 6.1(b)(xiii) controls amendment and waiver of any Affiliate Contract that constitutes a Material Contract (and provided further, that this Section 6.1(b)(ix) shall in no way limit the obligations contained in Section 6.12);

(x) settle any Action against any of the Acquired Entities unless such settlement (x) requires the payment of less than $1,000,000 by such Acquired Entity, (y) involves the unconditional release of such Acquired Entity with respect to the subject matter of the Action and (z) does not impose any material non-monetary obligations on such Acquired Entity;

(xi) except in the ordinary course of business, permit any Acquired Entities to (A) make, change or revoke any Tax election, (B) change any accounting methods for Tax purposes, (C) amend any Tax Return, (D) settle any Tax claim or assessment, (E) enter into any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), (F) surrender any refund or claim to refund or (G) consent to the restriction or waiver of a limitation period applicable to any Tax claim or assessment;

(xii) cause any Acquired Entity to (y) make any capital expenditure other than (A) as set forth in the Capex Budget, (B) as may be required to comply with Law, (C) as may be reasonably required in response to any damage to or destruction of property of any Acquired Entity or any emergency affecting any Acquired Entity or (D) additional capital expenditures that are not reflected in the Capex Budget and do not exceed $1,000,000 in the aggregate, or (z) fail to make any material capital expenditure substantially in accordance with the Capex Budget other than variations thereto (including acceleration or delay of timing for making expenditures) in the ordinary course of business;

(xiii) enter into, amend, waive any material rights under, or terminate any Material Contract; or

(xiv) agree, whether in writing or otherwise, to do any of the foregoing.

(c) Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) the Sellers and the Acquired Entities may take (or not take, as the case may be) any of the actions described in Section 6.1 if reasonably necessary under emergency circumstances (or as required by applicable Law), and (ii) nothing herein shall prevent any Acquired Entity from taking any COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for Buyer to terminate this Agreement or the Second Closing or assert that any of the conditions to any Applicable Closing contained herein have not been satisfied. Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the businesses of the applicable Acquired Entities prior to the Applicable Closing or any other businesses or operations of any Seller or its Affiliates. Prior to the Applicable Closing, the Sellers shall exercise complete control and supervision of the applicable Acquired Entities and of their respective businesses and operations, as is consistent with the terms and conditions of this Agreement.

Section 6.2 Access to Information; Confidentiality.

(a) Except for any information which (w) if disclosed would constitute a breach of Contract by an Acquired Entity, (x) relates to the negotiation of the Transaction Documents or the Transactions, (y) is prohibited from being disclosed by applicable Law, or (z) on the advice of legal counsel of the Sellers would result in the loss of attorney-client privilege from disclosure; provided that, in the event that the restrictions in foregoing clause (w), (y) or (z) apply, Sellers shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate such information without violating such Contract or Law, jeopardizing such privilege or disclosing information that relates to the negotiation of the Transaction Documents or the Transactions, Sellers shall cause (A) the First Closing Acquired Entities during the First Closing Interim Period and (B) the Second Closing Acquired Entities during the Second Closing Interim Period to afford to Buyer and its Representatives reasonable access, and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of such Acquired Entities, and so long as permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate officers and employees of such Acquired Entities, and shall use its commercially reasonable efforts to furnish Buyer and its Representatives with all financial and operating data and other information concerning the affairs of such Acquired Entities that are in the possession or control of such Acquired Entities, in each case, as Buyer and its Representatives may reasonably request solely for purposes of consummating the transactions contemplated hereby; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of such Acquired Entities. All requests for such access shall be made to such Representatives of the Sellers as the Sellers shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Prior to the First Closing Date, with respect to the Acquired Entities, and prior to the Second Closing Date, with respect to the Second Closing Acquired Entities, none of Buyer, its Affiliates nor their respective Representatives shall contact any of the employees (other than as necessary for Buyer to discharge its obligations under Section 6.9), customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with such Acquired Entities, or any Governmental Authority or Representatives thereof (other than the required filings specified in Section 3.4 or as necessary for Buyer to discharge its obligations under Section 6.4), in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of the Sellers.

(b) All information obtained by Buyer and its Representatives under this Agreement shall be subject to the Confidentiality Agreement. Buyer, its Affiliates and their respective Representatives, as applicable, shall indemnify, defend and hold harmless the Sellers, the Acquired Entities, their respective Affiliates and each of their respective Representatives from and against all Losses resulting from or relating to the physical access of properties by Buyer, its Affiliates and their respective Representatives under Section 6.2(a). The foregoing indemnification obligation shall survive each Applicable Closing or termination of this Agreement.

(c) From the Applicable Closing Date until the later of the third anniversary of the Applicable Closing Date or, as to the Confidential Information provided after the Applicable Closing Date pursuant to Section 6.6, the third anniversary of the date such information is so provided, each Seller will, and will cause its Affiliates and use commercially reasonable efforts to cause its Representatives to, (i) maintain the strict confidentiality of any and all confidential or proprietary information of the applicable Acquired Entities (“Confidential Information”) and (ii) not disclose such Confidential Information to any Person other than any of its Affiliates or Representatives with a need to know such information, except to the extent required by Law (provided that if required by Law, such Seller agrees, to the extent legally permissible, to give Buyer prior written notice of such disclosure in sufficient time to permit Buyer to seek a protective order should it so determine). Each Seller shall (y) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (z) ensure that all Persons to whom the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any Person who is not authorized to receive such information as provided in this Section 6.2(c).

Section 6.3 Further Assurances.

(a) Subject to the terms and conditions of this Agreement and applicable Law, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the Transactions (including the satisfaction of the closing conditions set forth in ARTICLE VII) as soon as practicable.

(b) Buyer shall not, and shall cause its Affiliates not to, enter into any agreement, complete any transactions or take any other action that would reasonably be expected to adversely affect, materially delay or impair or prohibit the consummation of the Transactions, including causing the failure of the closing conditions set forth in ARTICLE VII to be satisfied; provided, however, that this Section 6.3(b) shall not apply in respect of any regulatory approval (or condition in ARTICLE VII dependent on such regulatory approval), including approvals under the HSR Act or the NYPSC Approval, all of which regulatory approvals are addressed exclusively in Section 6.4.

(c) Except as expressly provided herein, nothing in this Agreement shall require Buyer, any Seller or any Acquired Entity (i) to pay any consideration or offer or grant any financial accommodation to induce a waiver or obtain a Consent from any Person, or (ii) to agree to modify any terms of any Contract to induce any such waiver or obtain any such Consent.

(d) From time to time after each Applicable Closing Date, the Sellers and Buyer each agree that they shall execute and deliver, or cause their respective Affiliates (including, with respect to Buyer, causing the First Closing Acquired Entities after the First Closing Date and the Second Closing Acquired Entities after the Second Closing Date) to execute and deliver, such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyer, causing the First Closing Acquired Entities after the First Closing Date and the Acquired Entities after the Second Closing Date) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

Section 6.4 Regulatory Approvals.

(a) Each Party shall (and shall each cause their respective Affiliates to) use reasonable best efforts to make, give or obtain all regulatory approvals required in connection with the Transactions, which shall include to: (i) make or cause to be made the filings required of such Party or any of its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, as promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement; (ii) make all required filings or applications necessary to obtain any consents required to be obtained from the NYPSC in connection with the Second Closing (the “NYPSC Approval”), (iii) cooperate with the other Party (or Parties) and furnish all information in such Party’s possession that is necessary in connection with such other Party’s (or Parties’) filings; (iv) use reasonable best efforts to cause the expiration or termination of all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement and obtain the NYPSC Approval, in each case, as soon as possible; provided that no filing shall be made in respect of the NYPSC Approval prior to the First Closing; (v) promptly inform the other Party (or Parties) of the occurrence and contents of any oral communication from, and promptly provide to the other Party (or Parties) copies of any substantive written communications from, any Governmental Authority in respect of any required regulatory approvals, and permit the other Party (or Parties) to review in advance, and consider in good faith the comments of the other Party (or Parties) regarding, any proposed substantive communication by such Party to any Governmental Authority; (vi) consult and cooperate with the other Party (or Parties) in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions to be made or submitted by or on behalf of any Party in connection with any required regulatory approvals, and all related meetings and Actions; (vii) comply promptly and fully, as practicable and advisable, with any requests received by such Party or any of its Affiliates under the HSR Act or in connection with the pursuit of the NYPSC Approval for additional information, documents or other materials; (viii) use reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any antitrust or competition Law; (ix) use reasonable best efforts to contest and resist any Action instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as being in violation of any antitrust or competition Law; (x) request expedited and, as appropriate, confidential treatment of any such filings; and (xi) subject to Section 6.4(a)(xi) of the Buyer Disclosure Schedule, cooperate in good faith with all Governmental Authorities and not take any action or enter into any agreement that would reasonably be expected to delay, adversely impact, hinder or prevent obtaining any required approvals under the HSR Act. All filing fees in connection with filings under the HSR Act shall be borne as provided in Section 10.11(a). Buyer shall prepare or cause to be prepared any market concentration report or analysis in connection with obtaining the NYPSC Approval and the payment of any fees and costs for such report or analysis shall be borne as provided in Section 10.11(a). No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry, unless it consults with the other Party (or Parties) in advance and, to the extent permitted by such Governmental Authority, gives the other Party (or Parties) the opportunity to attend and participate at such meeting. Buyer shall not withdraw its HSR Act notification and report form nor enter into any agreement with any Governmental Authority to delay closing of the transactions contemplated hereby without the prior written consent of the Sellers.

(b) In furtherance, and not in limitation of, the foregoing, and notwithstanding any other provision of this Agreement to the contrary, Buyer shall take, and cause its Affiliates to take, reasonable best efforts to avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Governmental Order, Law or Action that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, in each case, to allow the Parties to consummate the transactions contemplated hereby as expeditiously as possible, and in any event prior to the First Termination Date (other than with respect to the NYPSC Approval) and prior to the Second Termination Date (with respect to the NYPSC Approval). Notwithstanding anything to the contrary herein, including the immediately preceding sentence, neither Buyer nor any of its Affiliates shall be required to take (and the Acquired Entities shall not, and the Sellers shall not permit the Acquired Entities to, take, in each case, without the prior written consent of the Buyer) any of the following actions in connection with this Section 6.4: (i) proposing, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of the Acquired Entities, Buyer or their respective Affiliates; (ii) taking or committing to take actions, or accepting any restrictions or impairments, that would limit Buyer’s or its Affiliates’ freedom of action with respect to, or their ability to own, retain, control, operate or manage, any capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of the Acquired Entities, Buyer and their respective Affiliates or any interest or interests therein; (iii) creating, terminating or amending any relationships, contractual rights, obligations, licenses, ventures or other arrangements of the Acquired Entities, Buyer and their respective Affiliates; and (iv) proposing, offering, negotiating, committing to and effecting any other remedy or condition of any kind. Each Party shall, and shall cause its Affiliates to, take reasonable best efforts to contest, defend, challenge and appeal any threatened or pending proceeding, or preliminary or permanent injunction, or other Governmental Order under the HSR Act or any other U.S. federal antitrust Law or in connection with the NYPSC Approval, in each case, that would adversely affect, delay or prevent the ability of any Party to consummate the transactions contemplated hereby.

Section 6.5 Public Announcements. Each Party shall not, and shall cause its Affiliates and Representatives not to, issue or cause the publication of any press release or public announcement, or otherwise communicate or make any disclosures regarding this Agreement, other Transaction Documents, or the Transactions without the prior written approval of the other Parties, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) a Party may make such press release, public announcement, communication or disclosure to the extent required by applicable Law, in which case, the other Parties shall have the right to review such press release, public announcement, communication or disclosure prior to its issuance, distribution or publication, and such press release, public announcement, communication or disclosure shall incorporate any comments or changes reasonably requested by the other Parties, (b) a Party may make a press release, public announcement, communication or disclosure to the extent consistent with any press release, public announcement, communication or disclosure permitted by this Section 6.5 without regard to this clause (b), and (c) the restrictions set forth in this Section 6.5 will not limit the ability of any Party to make internal announcements to its respective employees. The Parties acknowledge and agree that each Party (or any Affiliate thereof) may file this Agreement, including a summary thereof, with the SEC or otherwise make press releases or other public statements, in each case, as necessary to comply with applicable Laws and/or stock exchange rules.

Section 6.6 Post-Closing Access; Preservation of Records. Subject to Section 6.2(c), from and after each Applicable Closing, Buyer and its Affiliates shall make, or cause to be made, available to each Seller all books, records, Tax Returns and documents of the applicable Acquired Entities (and the reasonable assistance of employees responsible for such books, records and documents) to the extent related to the ownership and conduct of the business of the Acquired Entities prior to the Applicable Closing during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to equity holders and Governmental Authorities, or (iii) preparing and delivering any accounting or other statement provided for under this Agreement, preparing financial statements, Tax Returns, pursuing Tax refunds, or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of such Seller or any of its Affiliates under any Transaction Documents; provided that (x) access to such books, records, documents and employees shall not interfere with the normal operations of such applicable Acquired Entities; (y) any such request for access shall be made in writing and with reasonable advanced notice, and (z) the cost to copy such books, records or documents and any reasonable out-of-pocket expenses of such applicable Acquired Entities incurred in connection therewith shall be paid by such Seller. Buyer shall cause applicable Acquired Entity to maintain and preserve all such Tax Returns, books, records and other documents for seven (7) years after the Applicable Closing Date. After such period, before Buyer shall dispose of any of such books, records and documents, Buyer shall give Sellers at least ninety (90) days’ prior written notice to such effect, and Sellers shall be given an opportunity, at their sole cost and expense, to remove and retain all or any part of such books, records and documents as such Seller may select.

Section 6.7 Tax Matters.

(a) The Sellers shall prepare and timely file, or shall cause to be prepared and timely filed, all Pass-Through Tax Returns with respect to the Company that relate to any Tax period ending on or before the Second Closing Date. All such Pass-Through Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and past practice of the Company. The Sellers shall provide a substantially final draft of each such Pass-Through Tax Return that is due after the Second Closing Date to Buyer at least fifteen (15) days prior to the due date for filing such Pass-Through Tax Return (taking into account any applicable extensions) and shall in good faith consider any revisions or comments to such Pass-Through Tax Return as may be reasonably requested by Buyer and provided to Sellers at least seven (7) days prior to the due date for such Pass-Through Tax Return (taking into account any applicable extensions).

(b) Other than Pass-Through Tax Returns described in Section 6.7(a), each Acquired Entity shall prepare and file (or cause to be prepared and filed) all Tax Returns of such Acquired Entity for any Tax period ending on or before the Applicable Closing Date and any Straddle Period, in each case consistent with the past practice of such Acquired Entity. Buyer shall provide each Seller with a draft of each such Tax Return at least fifteen (15) days prior to the due date thereof for the Sellers’ review and comment, and Buyer shall incorporate any reasonable comments provided by the Sellers at least seven (7) days prior to the due date of such Tax Return to the extent the Buyer’s preparation of such Tax Return would reasonably be expected to increase the Taxes required to be paid or borne by the Sellers with respect to a Pre-Closing Tax Period. No later than ten (10) days after the due date for such Tax Return, each Seller shall pay to Buyer in immediately available funds its Applicable Ownership Percentage of any Taxes shown on such Tax Return that are attributable to any Pre-Closing Tax Period which, in the case of any Straddle Period, shall be determined in accordance with Section 6.7(c).

(c) In the case of Taxes with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Applicable Closing Date will be (i) in the case of Taxes that are based upon or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property, deemed to be the amount that would be payable if the Tax period of the applicable Acquired Entity ended at the end of the day of the Applicable Closing Date, and (ii) in the cases of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Acquired Entity, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending at the end of the day of the Applicable Closing Date and the denominator of which is the number of calendar days in the entire period.

(d) From and after the Applicable Closing Date, except as required by applicable Law or with the applicable Seller’s consent, which shall not be unreasonably withheld, conditioned or delayed, none of Buyer, any of its Affiliates (including any First Closing Acquired Entity after the First Closing and any Second Closing Acquired Entity after the Second Closing) nor any Representatives thereof, shall (i) make any Tax election on or with respect to any Pass-Through Tax Return or other Tax Return for which Sellers bear any Taxes under Section 6.7(b) after the Applicable Closing outside the ordinary course of business with respect to any First Closing Acquired Entity which is effective for any Tax period ending on or prior to the First Closing and with respect to any Second Closing Acquired Entity which is effective for any Tax period ending on or prior to the Second Closing or (ii) amend any Pass-Through Tax Return or other Tax Return for which Sellers bear any Taxes under Section 6.7(b), in each case, of any First Closing Acquired Entity for any Tax period ending on or prior to the First Closing and any Second Closing Acquired Entity for any Tax period ending on or prior to the Second Closing, in each case, to the extent such Tax election or amendment would reasonably be expected to increase the Taxes owed by any Seller or its direct or indirect owners.

(e) Each Seller and Buyer shall notify the other within ten (10) days of the receipt by such Seller or Buyer (or any of their Affiliates), as applicable, of notice of any inquiries, claims, assessments, audits or similar events concerning any Acquired Entity with respect to any Pass-Through Tax Return described in Section 6.7(a) (a “Seller Tax Proceeding”). From and after the Applicable Closing Date with respect to each applicable Acquired Entity, Sellers shall be entitled to control, at their sole cost and expense, the resolution of any Seller Tax Proceeding.

(f) Notwithstanding anything to the contrary in this Agreement, the Sellers agree to make, or cause to be made, on behalf of the Company, a valid election under Section 6226(a) of the Code (a “Push-Out Election”) with respect to any partnership adjustment (as defined in Treasury Regulations Section 301.6241-1(a)(6)) or any associated imputed underpayment (within the meaning of Section 6225(b) of the Code) of the Company for any Tax period ending on or before the Second Closing Date if the Internal Revenue Service does not, or is not expected to, determine that the Company has ceased to exist (as defined under Treasury Regulations Section 301.6241-3(b)) before the earlier of (i) the last day on which the Push-Out Election is permitted to be made with respect to such partnership adjustment or imputed underpayment under Treasury Regulations Section 301.6226-1(c)(2) and (ii) the day on which the applicable partnership adjustments are deemed to take effect pursuant to Treasury Regulations Section 301.6241-3(c).

Section 6.8 Insurance; D&O Indemnity.

(a) From and after the First Closing Date and subject to Section 6.8(b), (i) the First Closing Acquired Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits or seek coverage under, any of Sellers’ or their Affiliates’ insurance policies or any of their self-insured programs, and (ii) Buyer shall be solely responsible for obtaining or providing insurance coverage for the First Closing Acquired Entities for any event or occurrence after the First Closing sufficient to comply with any and all of the contractual and statutory obligations of the First Closing Acquired Entities. From and after the Second Closing Date and subject to Section 6.8(b), (i) the Second Closing Acquired Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits or seek coverage under, any of Sellers’ or their Affiliates’ insurance policies or any of their self-insured programs, and (ii) Buyer shall be solely responsible for obtaining or providing insurance coverage for the Second Closing Acquired Entities for any event or occurrence after the Second Closing sufficient to comply with any and all of the contractual and statutory obligations of the Second Closing Acquired Entities.

(b) In respect of an event occurring prior to the Applicable Closing Date for which an insurance claim would be made in the ordinary course of business of the Acquired Entities, including the matter set forth on Section 6.8(b) of the Seller Disclosure Schedule, Sellers shall file, or cause to be filed, a claim in respect of such event under the applicable insurance policy of Sellers or their Affiliates (each, a “Pre-Closing Insurance Claim”) and prosecute, or cause to be prosecuted, such Pre-Closing Insurance Claim in the ordinary course of business; provided that such Pre-Closing Insurance Claim can be filed by Seller prior to the Applicable Closing Date using commercially reasonable efforts. From and after the Applicable Closing Date, the applicable Acquired Entity, as a named insured or an additional insured in respect of a Pre-Closing Insurance Claim, shall be entitled to continue to prosecute such Pre-Closing Insurance Claim or, to the extent Sellers did not file or cause to be filed such Pre-Closing Insurance Claim prior to the Applicable Closing Date, prosecute such Pre-Closing Insurance Claim under the applicable insurance policy of Sellers or their Affiliates. Subject to the occurrence of the Applicable Closing, any deductible or other insurance costs and fees (but excluding policy premiums) in respective of, and all reasonable costs and expenses of Sellers, their Affiliates or the Acquired Entities in prosecuting, a

Pre-Closing Insurance Claim (other than the matter set forth on Section 6.8(b) of the Seller Disclosure Schedule) shall be for the account of and reimbursed by Buyer, regardless of whether such deductible, costs or expenses are incurred before or after the Applicable Closing. Any insurance proceeds collected by any Acquired Entity in respect of a Pre-Closing Insurance Claim (net of the reasonable cost and expense related to obtaining such insurance proceeds) shall promptly be remitted to Sellers to the extent such Pre-Closing Insurance Claim shall have been adequately addressed prior to the Applicable Closing by Sellers, the applicable Acquired Entities or their respective Affiliates (it being understood that (A) Sellers shall be entitled to all such net insurance proceeds relating to any business interruption that occurs prior to the Applicable Closing and (B) any Pre-Closing Insurance Claim relating to a casualty loss shall be deemed to have been adequately addressed if the insured asset was repaired or replaced by assets that are substantially comparable prior to the Applicable Closing). The foregoing is not a guarantee of coverage and Sellers and their Affiliates shall not have any Liability from and after the Applicable Closing in respect of any Pre-Closing Insurance Claim.

(c) From and after each Applicable Closing, the applicable Acquired Entities shall indemnify, defend and hold harmless the directors, officers or managers of such applicable Acquired Entities (collectively, the “Indemnitees”), against all claims and Losses (including reasonable fees and expenses of legal counsel) in connection with any actual or threatened Action or investigation (whether civil, criminal, administrative or investigative) asserted, arising out of, relating to or in connection with any action or omission relating to their position with such applicable Acquired Entities, occurring or alleged to have occurred before the Applicable Closing, in each case, to the same extent as such Indemnitees would have been entitled to under (i) such applicable Acquired Entities’ respective Governing Documents that are in effect as of the applicable Closing Date, and (ii) any written indemnification agreements with an Indemnitee existing on the date hereof (such agreement in this clause (ii), an “Indemnification Agreement” and the obligations specified in foregoing clause (i) and this clause (ii), collectively, the “Indemnitee Obligations”), which shall, in each case, survive the Applicable Closing and continue in full force and effect to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law and the Governing Documents of the applicable Acquired Entities that are in effect as of the applicable Closing Date, such indemnification shall be mandatory rather than permissive, and the applicable Acquired Entities shall advance expenses in connection with such indemnification as provided in such applicable Acquired Entities’ respective Governing Documents that are in effect as of the applicable Closing Date or an Indemnification Agreement. The indemnification and liability limitation or exculpation provisions of the applicable Acquired Entities’ respective Governing Documents shall not be amended, repealed or otherwise modified after the Applicable Closing Date in any manner that would adversely affect the rights thereunder of Indemnitees, unless such modification is required by applicable Law. The Parties agree that the Indemnitees are express third-party beneficiaries of the terms of this Section 6.8(c).

(d) Each of the Parties hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Acquired Entities (collectively, the “Indemnitors”). The Parties hereby agree that (i) the applicable Acquired Entities shall be the indemnitor of first resort (i.e., their obligations to the Indemnitees are primary, and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) the applicable Acquired Entities shall be required to advance the full amount of expenses incurred by any Indemnitee, and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the terms of this Agreement, the applicable Acquired Entities’ respective Governing Documents that are in effect as of the date hereof (or any Indemnification Agreement), without regard to any rights the Indemnitee may have against the Indemnitors, and (iii) each applicable Acquired Entity irrevocably waives, relinquishes and releases the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each Acquired Entity further agrees that no advancement or payment by an Indemnitor on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from any Acquired Entity shall affect the foregoing, and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Acquired Entities. The Parties and the Indemnitees agree that the Indemnitors are express third-party beneficiaries of the terms of this Section 6.8.

(e) In the event Buyer or any of the applicable Acquired Entities, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or such applicable Acquired Entities, as applicable, shall assume the obligations set forth in this Section 6.8.

Section 6.9 Post-Closing Employee Matters.

(a) Effective as of the First Closing Date, (i) the First Closing Acquired Entities shall withdraw from and cease to be participating employers under the Benefit Plans listed in Section 6.9(a) of the Seller Disclosure Schedule (the “Crestwood Seller Benefit Plans”), and (ii) all Continuing Employees shall cease to accrue further benefits and shall cease to be active participants under the Crestwood Seller Benefit Plans. Seller shall take the actions set forth on Section 6.9(a) of the Seller Disclosure Schedule as of immediately prior to the First Closing Date. Neither Buyer nor the applicable Acquired Entities shall have any obligation, liability or responsibility from and after the First Closing Date to or under the Crestwood Seller Benefit Plans, whether such obligation, liability or responsibility arose before, on or after the First Closing Date.

(b) For a period of not less than one (1) year following the First Closing Date (or until the termination of the relevant employee if sooner), Buyer shall, or shall cause its Affiliates (including the First Closing Acquired Entities after the First Closing) to, (i) provide each Continuing Employee with an annual base salary or hourly wage rate, as applicable, that is no less favorable than the annual base salary or hourly wage rate, as applicable, set forth on the list specified by Section 3.14(c) for such Continuing Employee, and (ii) provide each Continuing Employee who experiences an involuntary termination of employment with Buyer and its Affiliates, with severance benefits that are no less favorable than those provided to similarly situated employees of Buyer under any applicable Buyer Plan (as defined below). In addition, for a period of not less than one (1) year following the First Closing Date (or until the termination of the relevant employee if sooner), Buyer shall, or shall cause its Affiliates (including the First Closing Acquired Entities after the First Closing) to, provide each Continuing Employee annual incentive compensation opportunities and other employee benefits that are substantially comparable to those provided to similarly situated employees of Buyer.

(c) Buyer shall, for the portion of the calendar year in which the First Closing occurs prior to the First Closing Date, pay annual bonuses to the Continuing Employees in accordance with the terms of the applicable Crestwood Seller Benefit Plans, at such times and to the extent that the Continuing Employees would otherwise have become entitled to such bonuses under the applicable Crestwood Seller Benefit Plan or, if earlier, on the date such Continuing Employee’s employment is terminated by Buyer; provided, that the aggregate amount paid in respect of such calendar year shall be no less than the amounts accrued by the Acquired Entities as of the First Closing.

(d) From and after the First Closing, Buyer (i) shall give each Continuing Employee full credit for all purposes, including eligibility to participate, level of benefits, vesting and benefit accrual, under any employee benefit plans, programs and arrangements (including severance and vacation/paid-time-off policies (and any accruals thereunder)) provided, sponsored, maintained or contributed to by Buyer or any of its Affiliates (“Buyer Plans”) for such Continuing Employee’s service with the Acquired Entities, and with any predecessor employer, to the same extent recognized by such Acquired Entities, except to the extent such credit would result in the duplication of benefits for the same period of service, and (ii) shall credit to each Continuing Employee under the applicable vacation or paid-time-off program of Buyer or its Affiliates for all unused vacation or other paid-time-off days of such Continuing Employee that accrued on or prior to the First Closing Date, and shall not take any actions that adversely affect any such Continuing Employees (or their future accrual of vacation or paid time off) as a result of such credit. Notwithstanding the foregoing, to the extent permitted under applicable Law, Buyer shall not be required to provide credit for such service for benefit accrual purposes under any Buyer Plan other than for vacation and paid time off.

(e) Buyer shall (i) waive or cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable (or was previously satisfied by) to such Continuing Employee under the terms of the comparable Benefit Plan, and (ii) give, or cause to be given, full credit under the Buyer Plans applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles under any Benefit Plan satisfied prior to the First Closing in the same plan year as the First Closing for purposes of any annual and lifetime maximums, as if there had been a single continuous employer.

(f) The Parties acknowledge and agree that all provisions contained in this Section 6.8 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 6.8 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Benefit Plan or any Buyer Plan, or (ii) confer on any Continuing Employee or any other Person (other than the Parties) any rights or remedies (including any right to employment or other service relationship or any third-party beneficiary rights). All Continuing Employees will be employed on an at-will basis, and Buyer shall have discretion in determining which Continuing Employees shall continue in Buyer’s employment post-Closing.

(g) Beginning on date hereof, Buyer or its Affiliate shall be permitted to request any Acquired Entity Employee complete the pre-employment screening of Buyer or its Affiliate in advance of the First Closing Date, and Sellers shall, or shall cause the applicable Acquired Entity, to make available to Buyer each of the Acquired Entity Employees for the purposes of any such required screening.

Section 6.10 [Reserved].

Section 6.11 Use of Certain Names. As soon as practicable following each Applicable Closing, but in no event later than ninety (90) days after such Applicable Closing, Buyer shall, and shall cause the applicable Acquired Entities to, cease and permanently discontinue any and all uses of the names “Crestwood” and any trade name, trademark, service mark, logo or internet domain comprising the foregoing, and all derivatives and formulations thereof as used by the applicable Acquired Entities, in connection with the conduct of the business of the applicable Acquired Entities (the “CW Seller Marks”) and any colorable imitations thereof, and remove or cover all CW Seller Marks from, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials in the applicable Acquired Entities’ possession or under the applicable Acquired Entities’ control bearing any of the CW Seller Marks, and provide the Sellers with written confirmation thereof. As soon as practicable following each Applicable Closing, but in no event later than thirty (30) days after such Applicable Closing, Buyer shall, and shall cause the applicable Acquired Entities to, cease and permanently discontinue any and all uses of the names “Consolidated Edison”, “Con Edison” and any trade name, trademark, service mark, logo or internet domain comprising the foregoing, and all derivatives and formulations thereof as used by the applicable Acquired Entities, in connection with the conduct of the business of the applicable Acquired Entities (the “Con Ed Seller Marks” and together with the CW Seller Marks, the “Seller Marks”) and any colorable imitations thereof, and remove or cover all Con Ed Seller Marks from, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials in the applicable Acquired Entities’ possession or under the applicable Acquired Entities’ control bearing any of the Con Ed Seller Marks, and provide the Sellers with written confirmation thereof. In no event shall Buyer or any of its Affiliates use any of the Seller Marks after each Applicable Closing in any manner or for any purpose different from the use of such Seller Marks by the applicable Acquired Entities preceding such Applicable Closing, and neither Buyer nor any of its Affiliates shall affix any of the Seller Marks or any colorable imitations thereof on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials that are created or produced after such Applicable Closing. Buyer expressly acknowledges and confirms that Buyer shall not receive any right, title or interest in or to the Seller Marks, except the limited right to use Seller Marks as provided above for the sole purpose of permitting Buyer to complete the phase out of such use in strict compliance with this Section 6.11.

Section 6.12 Intercompany Accounts; Termination of Affiliate Contracts.

(a) Except as set forth in Section 6.12 of the Seller Disclosure Schedule, prior to the First Closing, the Sellers and their respective Affiliates (including the Second Closing Acquired Entities but excluding the First Closing Acquired Entities) and any Con Ed Related Party, on the one hand, and the First Closing Acquired Entities, on the other hand, shall (A) pay, settle, cancel, forgive, release or otherwise settle any Liabilities under the Intercompany Accounts between such parties, such that the First Closing Acquired Entities, on the one hand, and the Sellers and their Affiliates (including the Second Closing Acquired Entities but excluding the First Closing Acquired Entities) and any Con Ed Related Party, on the other hand, do not have any further Liability to one another in respect of such Intercompany Accounts following the First Closing, and (B) cause the Affiliate Contracts between such parties to be terminated without any further force or effect or any further Liability thereunder after giving effect to the foregoing clause (A).

(b) Except as set forth in Section 6.12 of the Seller Disclosure Schedule, prior to the Second Closing, the Sellers and their respective Affiliates (other than the Second Closing Acquired Entities) and any Con Ed Related Party, on the one hand, and the Second Closing Acquired Entities, on the other hand, shall (A) pay, settle, cancel, forgive, release or otherwise settle any Liabilities under the Intercompany Accounts between such parties, such that the Second Closing Acquired Entities, on the one hand, and the Sellers and their Affiliates (other than the Second Closing Acquired Entities) and any Con Ed Related Party, on the other hand, do not have any further Liability to one another in respect of such Intercompany Accounts following the Second Closing, and (B) cause the Affiliate Contracts between such parties to be terminated without any further force or effect or any further Liability thereunder after giving effect to the foregoing clause (A).

Section 6.13 R&W Insurance Policy. In the event that Buyer or any of its Affiliates purchases an insurance policy with respect to, or in relation to, the representations and warranties contained herein (“R&W Insurance Policy”), such insurance policy shall provide that: (i) the insurer(s) thereunder shall have no right, waives any right, and agrees not to exercise any right of or via subrogation, contribution or otherwise against any Seller, any Affiliate thereof, or any director, officer, employee, manager, member, equityholder, shareholder, partner, agent or representative of any of the foregoing arising out of, or in any way connected to, the transactions contemplated by this Agreement or the R&W Insurance Policy, except resulting from the Fraud of such person in making the representations and warranties set forth in this Agreement; (ii) no amendment, waiver or other adjustment to the foregoing provision shall be effective without the prior written consent of the Sellers; (iii) the Sellers are express third-party beneficiaries of the foregoing provisions; and (iv) the insurer(s) shall not use as the basis for denying its consent to any settlement or stipulated judgment the granting by the insureds of an irrevocable and unconditional full and complete waiver and release to any Person so long as, at the time of such waiver, the insurer(s) would not reasonably be expected to have any actual recoveries through subrogation against such person. For the avoidance of doubt, the Parties acknowledge and agree that obtaining the R&W Insurance Policy is not a condition to any Applicable Closing, and the Parties shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in ARTICLE VII, to consummate the transactions contemplated by this Agreement, regardless of whether the R&W Insurance Policy becomes effective.

Section 6.14 Crestwood Letters of Credit and Seller Guarantee.

(a) Buyer shall use commercially reasonable efforts to cause each of the Crestwood Letters of Credit to be canceled or terminated as of the First Closing, such that Crestwood and its Affiliates shall be released and have no further obligation or Liability under any Crestwood Letters of Credit from and after the First Closing. With respect to any Crestwood Letter of Credit that is not able to be canceled or terminated as of the First Closing, Buyer shall (i) replace, cash collateralize or otherwise “backstop” such Crestwood Letter of Credit at or prior to the First Closing (and, to the extent that any such Crestwood Letter of Credit is required to be maintained for the benefit of Buyer following the First Closing, Crestwood shall, or shall cause its Affiliates to, at Buyers’ cost and expense, keep such Crestwood Letter of Credit in place until the first to occur of (A) the expiration of the current term of such Crestwood Letter of Credit as in effect as of the First Closing Date (without giving effect to any renewal provision (whether automatic or otherwise)), (B) the first anniversary of the First Closing Date and (C) the date on which Buyer replaces or secures the cancellation or termination of such Crestwood Letter of Credit (and Buyer shall use commercially reasonable efforts to replace or secure the cancellation or termination of such Crestwood Letter of Credit from and after the First Closing Date), and (ii) indemnify and hold harmless the Sellers and their Affiliates in respect of any Liabilities or obligations imposed on them under such Crestwood Letter of Credit from and after the First Closing.

(b) Prior to the First Closing, Buyer shall use commercially reasonable efforts to substitute Buyer or one or more First Closing Acquired Entities in place of the Sellers or any Affiliate of the Sellers (including the Second Closing Acquired Entities prior to the Second Closing) as the party or parties responsible for any obligations under the guarantees, indemnities, performance bonds and other similar agreements to the extent set forth on Section 6.14(b) of the Seller Disclosure Schedule (the “Seller Guarantees”). With respect to any Seller Guarantees for which Buyer has not substituted Buyer or one or more First Closing Acquired Entities in place of the Sellers or any Affiliate of the Sellers (including the Second Closing Acquired Entities prior to the Second Closing) as of the First Closing, (i) the Sellers shall, or shall cause their Affiliates to, at Buyer’s cost and expense, keep such Seller Guarantee in place until the first to occur of (A) the expiration of the current term of such Seller Guarantee as in effect as of the First Closing Date (without giving effect to any renewal provision (whether automatic or otherwise)), (B) the first anniversary of the First Closing Date and (C) the date on which Buyer substitutes Buyer or one or more Acquired Entities in place of the Sellers or any Affiliate of the Sellers (other than Acquired Entities) (and Buyer agrees to use commercially reasonable efforts to substitute Buyer or one or more First Closing Acquired Entities in place of the Sellers or any Affiliate of the Sellers (other than the First Closing Acquired Entities) on or after the First Closing Date), and (ii) Buyer shall indemnify and hold harmless the Sellers and their Affiliates (including the Second Closing Acquired Entities prior to the Second Closing), in each case, to the extent such Seller or such Affiliate is a party to, or otherwise liable under, such Seller Guarantee, in respect of any Liabilities or obligations imposed on them arising under such Seller Guarantees from and after the First Closing (provided that, following the Second Closing, any indemnification for the benefit of the Second Closing Acquired Entities in respect of any period prior to the Second Closing shall be paid directly to the Sellers).

Section 6.15 Transco Settlement.

(a) The Company hereby acknowledges that (i) in accordance with Article II, Section B(1) of the Transco Settlement Agreement, the Acquired Entities elected to repay Transco all individual cash-out refunds that the Acquired Entities have received from Transco between 2007 and the date the Settlement Agreement is filed at FERC, which amount is equal to $[*] (the “Cash-Out Repayment”), and (ii) pursuant to Article II, Section B(3) of the Settlement Agreement, the Acquired Entities elected to pay the Cash Out Repayment in a single payment due within sixty (60) days of the Settlement Agreement becoming effective (foregoing clause (i) and (ii), the “Transco Election”). Prior to the First Closing, the Company shall not take any action that would alter (or fail to take any action that would result in the altering of) the Transco Election.

(b) Upon receipt of any Transco Imbalance Settlement, Buyer shall cause the Acquired Entities to promptly pay an amount equal to the Transco Imbalance Net Settlement Amount to Sellers (in proportion to each Seller’s Applicable Ownership Percentage). From and after the First Closing, Buyer and its Affiliates shall use commercially reasonable efforts to recover and collect the full amount of any Transco Imbalance Settlement and shall not take any action that would reasonably be expected to compromise, reject or reduce such recovery and collection; provided, that the costs and expenses of such efforts shall be borne by Buyer, on the one hand, and Sellers (in proportion to each Seller’s Applicable Ownership Percentage), on the other hand, in proportion to the amount of Transco Imbalance Net Settlement Amount received by Buyer (net of remittances to Sellers as provided in this Section 6.15) and the Sellers, respectively.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1 Mutual Conditions Precedent to Obligations - First Closing. The respective obligations of each Party to consummate the First Closing are subject to the satisfaction (or, where legally permissible, waiver by such Party in its sole discretion) at, or prior to, the First Closing Date of each of the following conditions:

(a) No Adverse Order. There shall be no preliminary or permanent Governmental Order or Law in effect that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the First Closing.

(b) Antitrust Authorizations. All applicable waiting periods (and any extensions thereof, including any agreement with any Governmental Entity to delay consummation of the transactions contemplated hereby) under the HSR Act shall have expired or been terminated.

Section 7.2 Conditions Precedent to Obligations of Company and Sellers - First Closing. The obligation of the Company and each Seller to consummate the First Closing is subject to the satisfaction (or waiver by the Company and the Sellers in their sole discretion) at, or prior to, the First Closing Date of each of the following additional conditions:

(a) Accuracy of Buyer’s Representations and Warranties. The representations and warranties contained in ARTICLE V of this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case, solely with respect to the First Closing and on and as of the First Closing Date, with the same force and effect as though such representations and warranties had been made on the First Closing Date (except, in each case, for such representations and warranties which, by their express provisions, are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Buyer; provided that the Buyer Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies).

(b) Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the First Closing.

(c) Certificate of Buyer. The Sellers shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 7.2(a) and Section 7.2(b) as of the First Closing Date.

Section 7.3 Conditions Precedent to Obligations of Buyer - First Closing. The obligation of Buyer to consummate the First Closing is subject to the satisfaction (or waiver by Buyer in its sole discretion) at or prior to the First Closing Date of each of the following additional conditions:

(a) Accuracy of Company’s Representations and Warranties. The representations and warranties regarding the Company contained in ARTICLE III of this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect (other than with respect to Section 3.6), shall be true and correct, in each case (other than with respect to Section 3.5), solely with respect to the First Closing Acquired Entities and on and as of the First Closing Date (and in the case of Section 3.5 with respect to the Acquired Entities), with the same force and effect as though such representations and warranties had been made on the First Closing Date (except, in each case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the First Closing Acquired Entities; provided that the Company Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies).

(b) Accuracy of Each Seller’s Representations and Warranties. The representations and warranties of each Seller contained in ARTICLE IV of this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case, solely with respect to the First Closing and on and as of the First Closing Date, with the same force and effect as though such representations and warranties had been made on the First Closing Date (except, in each case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on such Seller; provided that the Seller Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies).

(c) Covenants and Agreements of Sellers. Each Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by such Seller prior to the First Closing.

(d) Certificate of Each Seller. Buyer shall have received a certificate signed by a duly authorized officer of each Seller confirming the matters set forth in (i) Section 7.3(b) and Section 7.3(c) as of the First Closing Date with respect to such Seller and (ii) Section 7.3(a) as of the First Closing Date.

Section 7.4 Mutual Conditions Precedent to Obligations - Second Closing. The respective obligations of each Party to consummate the Second Closing are subject to the satisfaction (or, where legally permissible, waiver by such Party in its sole discretion) at, or prior to, the Second Closing Date of each of the following conditions:

(a) No Adverse Order. There shall be no preliminary or permanent Governmental Order or Law in effect that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the Second Closing.

(b) NYPSC Approval. The NYPSC Approval shall have been obtained.

(c) Consummation of the First Closing. The First Closing shall have previously occurred, or shall occur simultaneously with, the Second Closing.

Section 7.5 Conditions Precedent to Obligations of Sellers - Second Closing. The obligation of each Seller to consummate the Second Closing is subject to the satisfaction (or waiver by such Seller in its sole discretion) at, or prior to, the Second Closing Date of each of the following additional conditions:

(a) Accuracy of Buyer’s Representations and Warranties. The representations and warranties contained in ARTICLE V of this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case, solely with respect to the Second Closing and on and as of the Second Closing Date, with the same force and effect as though such representations and warranties had been made on the Second Closing Date (except, in each case, for such representations and warranties which, by their express provisions, are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Buyer; provided that the Buyer Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies).

(b) Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Second Closing.

(c) Certificate of Buyer. The Sellers shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 7.5(a) and Section 7.5(b) as of the Second Closing Date.

Section 7.6 Conditions Precedent to Obligations of Buyer - Second Closing. The obligation of Buyer to consummate the Second Closing is subject to the satisfaction (or waiver by Buyer in its sole discretion) at or prior to the Second Closing Date of each of the following additional conditions:

(a) Accuracy of Company’s Representations and Warranties. The representations and warranties regarding the Company contained in ARTICLE III of this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect (other than with respect to Section 3.6), shall be true and correct, in each case (other than with respect to Section 3.5), solely with respect to the Second Closing Acquired Entities and on and as of the Second Closing Date (and in the case of Section 3.5 with respect to the Acquired Entities), with the same force and effect as though such representations and warranties had been made on the Second Closing Date (except, in each case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on such Second Closing Acquired Entities; provided that the Company Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies).

(b) Accuracy of Each Seller’s Representations and Warranties. The representations and warranties of each Seller contained in ARTICLE IV of this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case, solely with respect to the Second Closing and on and as of the Second Closing Date, with the same force and effect as though such representations and warranties had been made on the Second Closing Date (except, in each case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on such Seller; provided that the Seller Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies).

(c) Covenants and Agreements of Sellers. Each Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by such Seller prior to the Second Closing.

(d) Certificate of Each Seller. Buyer shall have received a certificate signed by a duly authorized officer of each Seller confirming the matters set forth in (i) Section 7.6(b) and Section 7.6(c) as of the Second Closing Date with respect to such Seller and (ii) Section 7.6(a) as of the Second Closing Date.

ARTICLE VIII.

SURVIVAL; R&W INSURANCE; LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 8.1 No Survival. None of the representations and warranties made in this Agreement (or in any certificate delivered in connection herewith) shall survive the First Closing Date (and there shall be no Liability after the First Closing in respect thereof), other than those representations and warranties that are to be made as of the Second Closing (or in any certificate delivered in connection herewith), which shall not survive the Second Closing Date (and there shall be no Liability after the Second Closing in respect thereof). With respect to each Applicable Closing, the respective covenants and agreements of the Parties contained in this Agreement, and all waivers, disclaimers and limitations of each Seller’s liability contained in this Agreement, shall: (i) in the case of any of the Parties’ respective covenants and agreements which contain express survival periods or contemplate future performance or obligations following an Applicable Closing Date, survive such Applicable Closing Date for the period provided in accordance with their express terms; (ii) in the case of any covenants to be fully performed before an Applicable Closing Date, survive until such Applicable Closing Date, whereupon they shall expire as of such Applicable Closing; (iii) in the case of all covenants and agreements not covered by the immediately preceding clauses (i) or (ii), survive the Applicable Closing Date for the period until they are fully performed; and (iv) in the case of all waivers, disclaimers and limitations of each Seller’s liability, survive indefinitely. Notwithstanding anything to the contrary in this Agreement, the survival period set forth in this Section 8.1 shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy. Without limiting the generality of the foregoing, the Parties hereby acknowledge that:

(a) the provisions of, and the limitations of remedies provided in, this Section 8.1 and ARTICLE VIII were specifically bargained for between the Parties, and were taken into account by the Parties in arriving at each Closing Purchase Price and the Total Purchase Price;

(b) without limiting any potential Action based on Fraud, the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents; and

(c) this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.2 R&W Insurance Policy. Except in the case of Fraud, Buyer’s or any of its Affiliates’ sole and exclusive recourse under this Agreement from and after each Applicable Closing for any breach of a representation or warranty made by the Company or any Seller under this Agreement with respect to such Applicable Closing, or in any certificate delivered pursuant to this Agreement with respect to such Applicable Closing, shall be to make a claim under the R&W Insurance Policy, and no Seller shall have any Liability for any such breach. Buyer agrees (on behalf of itself and each of its Affiliates) that: (a) none of the Sellers, any of their respective Affiliates nor their respective Representatives shall have any Liability whatsoever for or under the R&W Insurance Policy (including for any premiums or other amounts payable in respect thereof); and (b) in addition to and without limitation to the obligations set forth in Section 6.13, the R&W Insurance Policy shall at all times provide that the R&W Insurer (i) waives and agrees not to pursue, directly or indirectly, any rights of or via subrogation or contribution against any Seller, any Affiliate of any Seller or any of its or their respective Representatives other than for Fraud by a Seller in the making of the representations and warranties hereunder (which Fraud shall not be imputed to any other Person), and (ii) agrees that none of Buyer nor any of its Affiliates shall have any obligation to pursue any claim against any Seller, any Affiliate of any Seller or any of its or their respective Representatives. The absence of coverage under the R&W Insurance Policy or the failure of the R&W Insurance Policy to be in full force and effect for any reason shall not expand, alter, amend, change or otherwise affect the liability of any Seller, any Affiliate of any Seller or any of its or their respective Representatives under this Agreement or otherwise.

Section 8.3 Acknowledgment by Buyer. Notwithstanding anything to the contrary herein, Buyer hereby acknowledges and agrees (on its own behalf and on behalf of its Affiliates, and its and their respective Representatives) that: (i) no Seller nor any of its Affiliates (including the Acquired Entities) or Representatives has made, or is making, any representation or warranty whatsoever, express or implied, written or oral, including any implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the Acquired Interests, the Acquired Entities, the assets, properties or liabilities of the Acquired Entities, the business of the Acquired Entities or any part thereof, except those representations and warranties contained in ARTICLE III and ARTICLE IV, and without in any way limiting the foregoing, no Seller nor the Company makes any representation or warranty to Buyer with respect to any financial estimates, projections or forecasts or any other similar forward-looking information, document or material provided, or made available, to Buyer, its Affiliates or its and their respective Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of the Acquired Entities or the Sellers; (ii) Buyer has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Entities, and has been afforded satisfactory access to the books and records, facilities and personnel of the Acquired Entities for purposes of conducting such investigation and verification; (iii) from and after each Applicable Closing, none of the Sellers nor any other Person shall have, or be subject to, any Liability to Buyer, any applicable Acquired Entity, or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such estimates, projections or forecasts, or any other similar forward-looking information, document or material provided, or made available, to Buyer or its Affiliates or Representatives; and (iv) Buyer and its Affiliates are not relying on any representations and warranties in connection with the transactions contemplated hereby, except the representations set forth in ARTICLE III and ARTICLE IV. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable.

Section 8.4 Limits on Liability. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF THE BUSINESS, DAMAGES TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE, AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S (OR PARTIES’) SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

ARTICLE IX.

TERMINATION

Section 9.1 Termination of Agreement. Without prejudice to other remedies that may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the First Closing:

(a) by mutual written consent of the Sellers and Buyer;

(b) by any Party by giving written notice to the other Parties if the First Closing shall not have occurred by December 1, 2021 (the “First Termination Date”), unless extended by written agreement of the Sellers and Buyer; provided that, if all the conditions to the First Closing, other than the conditions set forth in Section 7.1(a) or Section 7.1(b), have been satisfied, or are capable of being satisfied, at such time, then the First Termination Date shall be automatically extended to May 31, 2022; provided, further, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party if such failure of the First Closing to occur by the First Termination Date was primarily due to the breach or violation of any representations, warranties, covenants or agreements contained in this Agreement by such Party;

(c) by the Company by giving written notice to Buyer if there has been a breach of any representation, warranty, covenant or other agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case, in a manner that would reasonably be expected to cause any condition of the Company and the Sellers set forth in Section 7.1 and Section 7.2 not to be satisfied and, except in the case of a breach of Buyer’s obligation to effect the First Closing and pay the First Closing Purchase Price, in accordance with the terms of ARTICLE II, such breach has not been cured within the earlier of thirty (30) days after written notification thereof by the Company and the First Termination Date;

(d) by Buyer by giving written notice to the Sellers if there has been a breach of any representation, warranty, covenant or other agreement made by any Seller or the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case, in a manner that would reasonably be expected to cause any condition of Buyer set forth in Section 7.1 and Section 7.3 not to be satisfied and such breach has not been cured within the earlier of thirty (30) days after written notification thereof by the Buyer and the First Termination Date; or

(e) by any Party by giving written notice to the other Parties if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement (unless such restraint, injunction or prohibition is solely with respect to the transactions to be consummated in the Second Closing), and such Governmental Order or other action shall not be subject to appeal or shall have become final and unappealable; provided that the right to terminate this Agreement under this subsection (e) shall not be available to any Party if such Governmental Order or other action was primarily due to the failure of such Party to perform any of its obligations hereunder.

Section 9.2 Termination of Second Closing. Without prejudice to other remedies that may be available to the Parties by Law or this Agreement, the Second Closing transactions and the provisions of this Agreement with respect thereto (but not this Agreement) may be terminated and the transactions contemplated by the Second Closing may be abandoned at any time prior to the Second Closing:

(a) by mutual written consent of the Sellers and Buyer;

(b) by any Party by giving written notice to the other Parties if the Second Closing shall not have occurred by the date that is two hundred and seventy (270) days following the First Closing Date (the “Second Termination Date”), unless extended by written agreement of the Sellers and Buyer; provided that, if all the conditions to the Second Closing, other than the conditions set forth in Section 7.4(b), have been satisfied, or are capable of being satisfied, at such time, then the Second Termination Date shall be automatically extended by an additional ninety (90) days; provided, further, that the right to terminate the Second Closing under this subsection (b) shall not be available to any Party if such failure of the Second Closing to occur by the Second Termination Date was primarily due to the breach or violation of any representations, warranties, covenants or agreements contained in this Agreement by such Party;

(c) by the Sellers by giving written notice to Buyer if there has been a breach of any representation, warranty, covenant or other agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case, relating to the Second Closing and in a manner that would reasonably be expected to cause any condition of the Sellers set forth in Section 7.4 and Section 7.5 not to be satisfied and, except in the case of a breach of Buyer’s obligation to effect the Second Closing and pay the Second Closing Purchase Price, in accordance with the terms of ARTICLE II, such breach has not been cured within the earlier of thirty (30) days after written notification thereof by the Sellers and the Second Termination Date;

(d) by Buyer by giving written notice to the Sellers if there has been a breach of any representation, warranty, covenant or other agreement made by the Sellers or the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case, relating to the Second Closing and in a manner that would reasonably be expected to cause any condition of Buyer set forth in Section 7.4 and Section 7.6 not to be satisfied, and such breach has not been cured within the earlier of thirty (30) days after written notification thereof by Buyer and the Second Termination Date; or

(e) by any Party by giving written notice to the other Parties if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Second Closing, and such Governmental Order or other action shall not be subject to appeal or shall have become final and unappealable; provided that the right to terminate the Second Closing under this subsection (e) shall not be available to any Party if such Governmental Order or other action was primarily due to the failure of such Party to perform any of its obligations hereunder.

Section 9.3 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1 or the Second Closing transaction pursuant to Section 9.2, all rights and obligations of the Parties under this Agreement or, with respect to a termination of the Second Closing, all rights and obligations of the Parties with respect to the Second Closing, shall terminate without any Liability on the part of either Party or its Affiliates in respect thereof, except that (i) provisions of, and the obligations of the Parties under, Section 6.2(b), Section 6.5, this ARTICLE IX and ARTICLE X of this Agreement shall remain in full force and effect, and (ii) such termination shall not relieve any Party of any Liability for any breach of this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than (a) the Parties and their respective successors and permitted assigns, (b) Seller Counsel with respect to Section 10.13, and (c) the Indemnitees and Indemnitors with respect to Section 6.8, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 10.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, divisive merger, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void. Notwithstanding the foregoing, following each Applicable Closing, any Seller may assign, delegate or otherwise transfer any of its rights with respect to such Applicable Closing to one or more of its Affiliates; provided that no such assignment shall relieve such Party from any of its respective obligations or liabilities under this Agreement.

Section 10.3 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be transmitted by email to the email addresses of the intended recipient as follows, accompanied by mail (certified or registered mail, postage prepaid, return receipt requested) or by hand delivery or overnight courier, charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to the Sellers, or prior to the Second Closing, the Company:

c/o Con Edison Transmission, Inc.

4 Irving Place

New York, NY 10003

Attn: Stuart Nachmias, President and CEO

Email: nachmiass@conedtransmission.com

with a copy, which shall not constitute notice, to:

c/o Consolidated Edison, Inc.

4 Irving Place

New York, NY 10003

Attn: Yukari Saegusa, Vice President and Treasurer; Michelle Hyland, Associate

General Counsel, Commercial Transactions

Email: saegusay@coned.com; hylandm@coned.com

with a copy to:

Crestwood Pipeline and Storage Northeast LLC

2440 Pershing Road, Suite 600

Kansas City, Missouri 64112

Attention: William Moore, Senior Vice President – Strategy and Corporate Development

Email: william.moore@crestwoodlp.com

with a copy, which shall not constitute notice, to:

Crestwood Equity Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Attention: Joel Lambert, Senior Vice President & General Counsel

Email: joel.lambert@crestwoodlp.com

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn.: Christopher Cross

Email: Christopher.cross@lw.com

If to Buyer, or after the Second Closing, the Company:

Kinder Morgan Operating LLC “A”

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

Attn: General Counsel

Email: Catherine_james@kindermorgan.com

with a copy to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attn: Jason Jean

Email: jason.jean@bracewell.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by email (in the case of email, subject to acknowledgement of receipt by non-automated means), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 10.4 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified, except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 10.5 Exhibits and Schedules. All Exhibits and Schedules, and the Disclosure Schedules attached hereto, are hereby incorporated herein by reference and made a part hereof. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No reference to, nor disclosure of any item or other matter in, the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material, or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. Each numbered Schedule in the Disclosure Schedules qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent on its face.

Section 10.6 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only, and shall not be deemed a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.8 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede any prior understandings, negotiations, agreements or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 10.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect, and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.10 Remedies. Notwithstanding anything in this Agreement to the contrary: (i) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and, therefore, in the event of any such breach, the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to seek the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled; (ii) a Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement; and (iii) in the event any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 10.11 Expenses.

(a) (i) Any filing fees required under the HSR Act in connection with this Agreement and the transactions contemplated hereby, and (ii) any and all fees, costs and expenses with respect to obtaining the NYPSC Approval, in each case shall be borne 50% by Buyer and 50% by Sellers (as between Sellers, in proportion to their Applicable Ownership Percentage); provided that Buyer shall be responsible for the payment of any fees and costs for any market concentration report or analysis in connection with obtaining the NYPSC Approval in accordance with Section 6.4(a).

(b) Unless otherwise provided herein, including as provided in Section 2.7, Section 6.15 and Section 10.11(a), each of Buyer and the Sellers agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incidental to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 10.12 No Recourse. Notwithstanding any provision of this Agreement, except in the case of Fraud, the Parties agree on their own behalf, and on behalf of their respective Subsidiaries and Affiliates, that no Non-Recourse Party of a Party shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) under this Agreement or in connection with the transactions contemplated by this Agreement, except as otherwise agreed to in writing by such Non-Recourse Party.

Section 10.13 Legal Representation.

(a) It is acknowledged by each of the Parties that the First Closing Acquired Entities, the Second Closing Acquired Entities and the Sellers have retained Latham & Watkins LLP (collectively, “Seller Counsel”) to act as their counsel in connection with the Transactions, and that Seller Counsel has not acted as counsel for any other Party in connection with the Transactions, and that none of the other Parties has the status of a client of Seller Counsel for conflict of interest or any other purposes as a result thereof. The Sellers and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Sellers and their respective Affiliates, on the one hand, and Buyer and its Affiliates (including the First Closing Acquired Entities after the First Closing and the Second Closing Acquired Entities after the Second Closing), on the other hand, are adverse, arises after the Applicable Closing between Buyer, the First Closing Acquired Entities after the First Closing or the Second Closing Acquired Entities after the Second Closing, on the one hand, and the Sellers and their respective Affiliates, on the other hand, Seller Counsel may represent any or all of the Sellers and their Affiliates in such dispute, even though the interests of the Sellers and their Affiliates may be directly adverse to Buyer, the First Closing Acquired Entities or the Second Closing Acquired Entities, and even though Seller Counsel formerly may have represented the First Closing Acquired Entities or the Second Closing Acquired Entities in any matter substantially related to such dispute.

(b) The Sellers and Buyer and their respective Affiliates, including with respect to the First Closing Acquired Entities and the Second Closing Acquired Entities, acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer, the First Closing Acquired Entities after the First Closing, the Second Closing Acquired Entities after the Second Closing, or any of its or their respective Affiliates, on the one hand, and the Sellers or any of their respective Affiliates, on the other hand, or with or between any other Persons, with respect to the Transactions, (i) as to all communications among Seller Counsel, the First Closing Acquired Entities (with respect to communications prior to the First Closing), the Second Closing Acquired Entities (with respect to communications prior to the Second Closing), the Sellers or any of their respective Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to the Sellers or their Affiliates (other than the First Closing Acquired Entities after the First Closing and the Second Closing Acquired Entities after the Second Closing), and may be controlled by the Sellers or their Affiliates (other than the First Closing Acquired Entities after the First Closing and the Second Closing Acquired Entities after the Second Closing), and shall not pass to or be claimed by Buyer, the First Closing Acquired Entities after the First Closing, the Second Closing Acquired Entities after the Second Closing, or any of their respective Affiliates, and (ii) Seller Counsel may disclose to the Sellers or their respective Affiliates any information learned by Seller Counsel in the course of its representation of the Sellers, the First Closing Acquired Entities, the Second Closing Acquired Entities or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, of Seller Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Seller Counsel, whether or not any Applicable Closing occurs. Without limiting the generality of the foregoing, upon and after each Applicable Closing, (A) to the extent that files of Seller Counsel constitute property of the client, only the Sellers and their respective Affiliates (other than the First Closing Acquired Entities after the First Closing and the Second Closing Acquired Entities after the Second Closing) shall hold such property rights, and (B) Seller Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer, the First Closing Acquired Entities or the Second Closing Acquired Entities by reason of any attorney-client relationship between Seller Counsel and the First Closing Acquired Entities and the Second Closing Acquired Entities (as applicable) or otherwise.

(c) If and to the extent, at any time subsequent to each Applicable Closing, Buyer or any of its Affiliates (including the First Closing Acquired Entities after the First Closing and the Second Closing Acquired Entities after the Second Closing) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the First Closing Acquired Entities and the Second Closing Acquired Entities (as applicable) or their respective Affiliates, and any Person representing them, that occurred at any time prior to such Applicable Closing, Buyer, on behalf of itself and its Affiliates (including the First Closing Acquired Entities after the First Closing and the Second Closing Acquired Entities after the Second Closing), shall be entitled to waive such privilege only with the consent of the Sellers, not to be unreasonably withheld, conditioned or delayed.

Section 10.14 Governing Law. This Agreement and all claims arising out of, or relating to, this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York.

Section 10.15 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York located in New York County, and (ii) the United States District Court for the Southern District of the State of New York for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand-delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 10.3 shall be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York located in New York County or (ii) the United States District Court for the Southern District of the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction, or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 10.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.17 Seller Individual and Several Liability. Notwithstanding anything contained herein to the contrary, but without limiting the provisions under ARTICLE VIII, the agreements, covenants, obligations, representations and warranties of each Seller, pursuant to this Agreement, are several and not joint, and are attributed and limited solely to such Seller, and no Seller shall have any liability or obligation for or in respect of any agreement, obligation or representation by or of, or lose the benefit of this Agreement by reason of, a breach by any other Seller.

Section 10.18 Seller Parent Guarantees.

(a) Con Ed Parent hereby irrevocably, absolutely and unconditionally fully guarantees the due and prompt payment when due of all of the payment obligations of Con Ed under this Agreement in accordance with their express terms (the “Con Ed Guaranteed Obligations”) (the “Con Ed Parent Guaranty”). Con Ed Parent agrees and acknowledges that the Con Ed Parent Guaranty is a guarantee of payment and not merely of collection. Con Ed Parent reserves all rights and defenses to which Con Ed is or may be entitled arising from or out of this Agreement, except for defenses arising out of the bankruptcy, insolvency, reorganization, dissolution or liquidation of Con Ed. Con Ed Parent agrees and acknowledges that Buyer is relying on the Con Ed Parent Guaranty in entering into this Agreement and that this Con Ed Parent Guaranty is a material inducement to Buyer’s willingness to enter into this Agreement. Con Ed Parent hereby agrees that if any Con Ed Guaranteed Obligation is not paid when and as due, Buyer (or its successor) may notify Con Ed Parent of such non-payment, whereupon Con Ed Parent shall or shall cause Con Ed to promptly pay such Con Ed Guaranteed Obligation. Con Ed Parent hereby waives and agrees not to assert notice of acceptance of this Con Ed Parent Guaranty, presentment, demand, protest, or (except only as set forth in the immediately preceding sentence) any notice of any kind whatsoever, with respect to any or all of the Con Ed Guaranteed Obligations, and promptness in making any claim or demand hereunder. If Con Ed Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provisions shall be made so that the successors and assigns of Con Ed Parent or any of its successors or assigns assumes all of the obligations under this Section 10.18(a) (including the Con Ed Guaranteed Obligations). For the avoidance of doubt the Con Ed Guaranteed Obligations and the Con Ed Parent Guaranty shall survive each of the First Closing and the Second Closing.

(b) Crestwood Parent hereby irrevocably, absolutely and unconditionally fully guarantees the due and prompt payment when due of all of the payment obligations of Crestwood under this Agreement in accordance with their express terms (the “Crestwood Guaranteed Obligations”) (the “Crestwood Parent Guaranty”). Crestwood Parent agrees and acknowledges that the Crestwood Parent Guaranty is a guarantee of payment and not merely of collection. Crestwood Parent reserves all rights and defenses to which Crestwood is or may be entitled arising from or out of this Agreement, except for defenses arising out of the bankruptcy, insolvency, reorganization, dissolution or liquidation of Crestwood. Crestwood Parent agrees and acknowledges that Buyer is relying on the Crestwood Parent Guaranty in entering into this Agreement and that this Crestwood Parent Guaranty is a material inducement to Buyer’s willingness to enter into this Agreement. Crestwood Parent hereby agrees that if any Crestwood Guaranteed Obligation is not paid when and as due, Buyer (or its successor) may notify Crestwood Parent of such non-payment, whereupon Crestwood Parent shall or shall cause Crestwood to promptly pay such Crestwood Guaranteed Obligation. Crestwood Parent hereby waives and agrees not to assert notice of acceptance of this Crestwood Parent Guaranty, presentment, demand, protest, or (except only as set forth in the immediately preceding sentence) any notice of any kind whatsoever, with respect to any or all of the Crestwood Guaranteed Obligations, and promptness in making any claim or demand hereunder. If Crestwood Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provisions shall be made so that the successors and assigns of Crestwood Parent or any of its successors or assigns assumes all of the obligations under this Section 10.18(b) (including the Crestwood Guaranteed Obligations). For the avoidance of doubt the Crestwood Guaranteed Obligations and the Crestwood Parent Guaranty shall survive each of the First Closing and the Second Closing.

[Signature Pages Immediately Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SELLERS:

CON EDISON GAS PIPELINE AND STORAGE NORTHEAST, LLC

By: Con Edison Gas Pipeline and Storage, LLC, its sole member
By: Con Edison Transmission, Inc., its sole member

By:	/s/ Stuart M. Nachmias
Name: Stuart Nachmias
Title: President and Chief Executive Officer

CRESTWOOD PIPELINE AND STORAGE NORTHEAST LLC

By:	/s/ William H. Moore
Name: William H. Moore
Title: Executive Vice President, Corporate Strategy

[PURCHASE AND SALE AGREEMENT]

BUYER:

KINDER MORGAN OPERATING LLC “A”

By:	/s/ Kevin Grahmann
Name: Kevin Grahmann
Title: Vice President

[PURCHASE AND SALE AGREEMENT]

COMPANY:

STAGECOACH GAS SERVICES LLC

By:	/s/ William H. Moore
Name: William H. Moore
Title: President

[PURCHASE AND SALE AGREEMENT]

CON ED PARENT:

CON EDISON TRANSMISSION INC., solely for purposes of Section 10.18(a)

By:	/s/ Stuart M. Nachmias
Name: Stuart Nachmias
Title: President and Chief Executive Officer

CRESTWOOD PARENT:

CRESTWOOD MIDSTREAM PARTNERS LP, solely for purposes of Section 10.18(b)

By:	/s/ William H. Moore
Name: William H. Moore
Title: Executive Vice President, Corporate Strategy